Exhibit 4.42

___________________________________

MOHEGAN TRIBAL GAMING AUTHORITY
ISSUER
11% SENIOR SUBORDINATED NOTES DUE 2018
___________________________________
INDENTURE
Dated as of March 6, 2012
___________________________________
Mohegan Tribal Gaming Authority of The Mohegan Tribe of Indians of Connecticut
The Mohegan Tribe of Indians of Connecticut
the Guarantors
___________________________________

U.S. Bank National Association
Trustee
___________________________________

TABLE OF CONTENTS

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.	Definitions 10

Section 1.02.	Other Definitions 36

Section 1.03.	Incorporation by Reference of Trust Indenture Act. 37

Section 1.04.	Rules of Construction 37
ARTICLE 2

THE NOTES

Section 2.01.	Form and Dating 38

Section 2.02.	Execution and Authentication 38

Section 2.03.	Registrar and Paying Agent 39

Section 2.04.	Paying Agent to Hold Money in Trust 40

Section 2.05.	Holder Lists 40

Section 2.06.	Transfer and Exchange 40

Section 2.07.	Replacement Notes 51

Section 2.08.	Outstanding Notes 51

Section 2.09.	Treasury Notes 52

Section 2.10.	Temporary Notes 52

Section 2.11.	Cancellation 52

Section 2.12.	Defaulted Interest 52

Section 2.13.	CUSIP Numbers 53

Section 2.14.	Ranking 53
ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01.	Notices to Trustee 53

Section 3.02.	Selection of Notes to Be Redeemed 53

Section 3.03.	Notice of Redemption 54

Section 3.04.	Effect of Notice of Redemption 54

Section 3.05.	Deposit of Redemption Price 54

Section 3.06.	Notes Redeemed in Part 55

Section 3.07.	Optional Redemption 55

Section 3.08.	Redemption Pursuant to Gaming Law 55

Section 3.09.	Mandatory Redemption 56

Section 3.10.	Offer to Purchase by Application of Excess Proceeds 56
ARTICLE 4

COVENANTS

Section 4.01.	Payment of Notes 57

Section 4.02.	Maintenance of Office or Agency 58

Section 4.03.	Reports 58

Section 4.04.	Compliance Certificate 59

Section 4.05.	Taxes 60

Section 4.06.	Stay, Extension and Usury Laws 60

Section 4.07.	Restricted Payments 60

Section 4.08.	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries 63

Section 4.09.	Incurrence of Indebtedness and Issuance of Preferred Stock 65

Section 4.10.	Asset Sales 67

Section 4.11.	Transactions with Affiliates 68

Section 4.12.	Liens 69

Section 4.13.	Line of Business 70

Section 4.14.	Existence of the Authority and Maintenance of the Lease 70

Section 4.15.	Offer to Repurchase at the Option of Holders upon Change of Control 70

Section 4.16.	No Layering of Debt 71

Section 4.17.	Sale and Leaseback Transactions 71

Section 4.18.	Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries 72

Section 4.19.	Payments for Consent 72

Section 4.20.	Guarantees 72

Section 4.21.	Ownership Interests in the Authority 72

Section 4.22.	Payments Under the Relinquishment Agreement 73

Section 4.23.	[Intentionally Omitted] 73

Section 4.24.	Restrictions on Leasing and Dedication of Property 73

Section 4.25.	Maintenance of Insurance 74

Section 4.26.	Gaming Licenses 74

Section 4.27.	[Intentionally Omitted] 74

Section 4.28.	Suspension of Covenants 74

Section 4.29.	Maintenance of Properties 75

Section 4.30.	Defense of Indenture 75
ARTICLE 5

SUCCESSORS

Section 5.01.	Liquidation or Dissolution 76
ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01.	Events of Default 76

Section 6.02.	Acceleration 78

Section 6.03.	Other Remedies 78

Section 6.04.	Waiver of Past Defaults 79

Section 6.05.	Control by Majority 79

Section 6.06.	Limitation on Suits 79

Section 6.07.	Rights of Holders to Receive Payment 79

Section 6.08.	Collection Suit by Trustee 80

Section 6.09.	Trustee May File Proofs of Claim 80

Section 6.10.	Priorities 80

Section 6.11.	Undertaking for Costs 81
ARTICLE 7

TRUSTEE

Section 7.01.	Duties of Trustee 81

Section 7.02.	Rights of Trustee 82

Section 7.03.	Individual Rights of Trustee 83

Section 7.04.	Trustee’s Disclaimer 83

Section 7.05.	Notice of Defaults 83

Section 7.06.	Reports by Trustee to Holders 84

Section 7.07.	Compensation and Indemnity 84

Section 7.08.	Replacement of Trustee 85

Section 7.09.	Successor Trustee by Merger, etc. 86

Section 7.10.	Eligibility; Disqualification 86

Section 7.11.	Preferential Collection of Claims Against the Authority 87
ARTICLE 8

SATISFACTION AND DISCHARGE; LEGAL DEFEASANCE
AND COVENANT DEFEASANCE

Section 8.01.	Satisfaction and Discharge 87

Section 8.02.	Option to Effect Legal Defeasance or Covenant Defeasance 88

Section 8.03.	Legal Defeasance and Discharge 88

Section 8.04.	Covenant Defeasance 88

Section 8.05.	Conditions to Legal or Covenant Defeasance 89

Section 8.06.	Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions 90

Section 8.07.	Repayment to Authority 90

Section 8.08.	Reinstatement 91

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.	Without Consent of Holders 91

Section 9.02.	With Consent of Holders 92

Section 9.03.	[Intentionally Omitted] 94

Section 9.04.	Revocation and Effect of Consents 94

Section 9.05.	Notation on or Exchange of Notes 94

Section 9.06.	Trustee to Sign Amendments, etc. 94
ARTICLE 10

GUARANTEES

Section 10.01.	Unconditional Guarantee 95

Section 10.02.	Severability 96

Section 10.03.	Release of Guarantor 96

Section 10.04.	Limitation on Amount Guaranteed 96

Section 10.05.	Waiver of Subrogation 96

Section 10.06.	Execution of Guarantee 97

Section 10.07.	Waiver of Stay, Extension or Usury Laws 97

Section 10.08.	Subordination of Guarantee. 97
ARTICLE 11

SUBORDINATION

Section 11.01.	Agreement to Subordinate 98

Section 11.02.	[Intentionally Omitted] 98

Section 11.03.	Liquidation; Dissolution; Bankruptcy 98

Section 11.04.	Default on Designated Senior Indebtedness 98

Section 11.05.	Acceleration of Notes 99

Section 11.06.	When Distribution Must Be Paid Over 99

Section 11.07.	Notice by Authority 100

Section 11.08.	Subrogation 100

Section 11.09.	Relative Rights 100

Section 11.10.	Subordination May Not Be Impaired 101

Section 11.11.	Distribution or Notice to Representative 101

Section 11.12.	Rights of Trustee and Paying Agent 101

Section 11.13.	Authorization to Effect Subordination 101

Section 11.14.	Amendments 102
ARTICLE 12

COVENANTS OF THE TRIBE

Section 12.01.	Negative Covenants of the Tribe 102

Section 12.02.	Affirmative Covenants of the Tribe 105

Section 12.03.	Additional Agreements and Acknowledgments of the Tribe 105
ARTICLE 13

MISCELLANEOUS

Section 13.01.	Limitations on Management Activities 105

Section 13.02.	Indenture Controls 106

Section 13.03.	Notices 107

Section 13.04.	[Intentionally Omitted] 108

Section 13.05.	Certificate and Opinion as to Conditions Precedent 108

Section 13.06.	Statements Required in Certificate or Opinion 109

Section 13.07.	[Intentionally Omitted]. 109

Section 13.08.	Rules by Trustee and Agents 109

Section 13.09.	Dispute Resolution and Consent to Suit 109

Section 13.10.	No Personal Liability of Directors, Officers, Employees and Stockholders 112

Section 13.11.	Governing Law 112

Section 13.12.	No Adverse Interpretation of Other Agreements 112

Section 13.13.	Successors 112

Section 13.14.	Severability 112

Section 13.15.	Counterpart Originals 113

Section 13.16.	Table of Contents, Headings, etc. 113

EXHIBITS
Exhibit A    FORM OF NOTE
Exhibit    B    FORM OF CERTIFICATE OF TRANSFER
Exhibit C    FORM OF CERTIFICATE OF EXCHANGE

Exhibit D	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E    FORM OF NOTATION OF GUARANTEE ON NOTE

Exhibit F	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

INDENTURE dated as of March 6, 2012 by and among the Mohegan Tribal Gaming Authority of The Mohegan Tribe of Indians of Connecticut (the “Authority”), The Mohegan Tribe of Indians of Connecticut (the “Tribe”), the Guarantors (as defined below) and U.S. Bank National Association, as trustee (the “Trustee”).
The Authority, the Subsidiary Guarantors, the Tribe and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the 11% Senior Subordinated Notes due 2018, including any Add-On Notes and any Additional Notes (each as defined below):

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01.    Definitions.
“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“Acquired Indebtedness” means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person is consolidated or merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person consolidating or merging with or into or becoming a Restricted Subsidiary of such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Add-On Notes” means the Authority’s 11% Senior Subordinated Notes due 2018 issued under this Indenture other than Initial Notes and Additional Notes.
“Additional Notes” means additional Notes issued under this Indenture in connection with a PIK Payment on the same terms and conditions as the Initial Notes.
“Adjusted Net Assets” of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding Indebtedness in respect of the Guarantee, as they become absolute and matured.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.
“Agent” means any Registrar, Paying Agent or co-registrar.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
“Asset Sale” means: (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Authority and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 and not by Section 4.10 hereof; and (ii) the issuance by any of the Authority’s Restricted Subsidiaries of Equity Interests or the sale by the Authority or any of its Restricted Subsidiaries of Equity Interests in any of their respective Subsidiaries.
Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales: (i) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to the Authority and its Restricted Subsidiaries of less than $1.0 million; (ii) a transfer of assets between or among the Authority and its Wholly Owned Restricted Subsidiaries; (iii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Authority or to another Wholly Owned Restricted Subsidiary; (iv) a Restricted Payment or Permitted Investment that is permitted by Section 4.07 hereof; (v) any Event of Loss (vi) the Permitted Pocono Transaction; and (vii) any lease or sublease permitted by Section 4.24 hereof.
“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended (or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
“Authority” means the Mohegan Tribal Gaming Authority together with any subdivision, agency or subunit that has no separate legal existence from the Mohegan Tribal Gaming Authority, and any successor and assignee thereto.
“Bank Credit Facility” means the Fourth Amended and Restated Loan Agreement, dated on or about the Issue Date, among the Authority, as borrower, the Tribe, the lenders party thereto from time to time and Bank of America, N.A. as administrative agent, including any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, Replaced or refinanced from time to time.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state, tribal or foreign law for the relief of debtors or insolvency.
“BIA” means the Bureau of Indian Affairs.
“Business Day” means any day other than a Legal Holiday.
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.
“Capital Stock” means: (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; but excluding any interest under the Relinquishment Agreement.
“Cash Equivalents” means: (i) United States dollars; (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition; (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Bank Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson BankWatch Rating of “B” or better; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; (v) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and in each case maturing within six months after the date of acquisition; and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition.
“Catch-Up Distribution” means a one-time distribution to Tribe by the Authority in an amount equal to $2,949,330.
“Change of Control” means the occurrence of any of the following: (i) the Authority ceases to be a wholly owned unit, instrumentality or subdivision of the Tribe; (ii) the Authority (including any employees, agents, independent contractors, managers, operators or other Persons to which the Authority has delegated its right to operate the Resort in compliance with this Indenture) ceases to have the exclusive legal right to operate the Resort; (iii) the Authority fails to retain in full force and effect at all times all material governmental consents, permits or legal rights necessary for the operation of the Resort and such failure continues for a period of 90 consecutive days; or (iv) the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Authority and its Restricted Subsidiaries taken as a whole, or the consolidation or merger of the Authority with or into, any other Person (other than a consolidation or merger with a Restricted Subsidiary of the Authority in which the

Authority is the surviving entity).
“Clearstream” means Clearstream Banking, S.A.
“Compact” means the tribal-state Compact entered into between the Tribe and the State of Connecticut pursuant to IGRA or such other Compact as may be substituted therefor.
“Completion Guarantee and Keep-Well Agreement” means (i) the guarantee by the Authority or a Restricted Subsidiary of the completion of the development, construction and opening of a new gaming facility by an Affiliate of the Authority, (ii) the agreement by the Authority or a Restricted Subsidiary to advance funds, property or services on behalf of an Affiliate of the Authority in order to maintain the financial condition of such Affiliate in connection with the development, construction and opening of a new gaming facility and/or related amenities and facilities by such Affiliate and (iii) performance bonds incurred in the ordinary course of business; provided that, in the case of clauses (i) and (ii) above, such guarantee or agreement is entered into in connection with obtaining financing for such gaming facility and/or related amenities and facilities or is required by a Gaming Regulatory Authority.
“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:
(i)an amount equal to (a) any extraordinary loss, plus (b) any net loss realized in connection with an Asset Sale, in each case to the extent such losses were deducted in computing such Consolidated Net Income; plus
(ii)provision for taxes based on the income or profits, gross receipts or revenue of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus
(iii)consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging and Swap Obligations), to the extent that such consolidated interest expense was deducted in computing such Consolidated Net Income; plus
(iv)depreciation, amortization (including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash charges associated with equity option plans and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(v)non-cash items increasing such Consolidated Net Income for such period; minus
(vi)to the extent not included in computing such Consolidated Net Income, any revenues received or accrued by the Authority or any of its Restricted Subsidiaries from any Person (other than the Authority or any of its Subsidiaries) in respect of any Investment for such period, all determined on a consolidated basis and in accordance with GAAP.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:
(i)the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;
(ii)the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;
(iii)the Net Income of any Person acquired after the Issue Date in a business combination for any period prior to the date of such acquisition shall be excluded;
(iv)the cumulative effect of a change in accounting principles shall be excluded; and
(v)Net Income for such period shall be reduced by the amount of payments, paid or payable, for such period pursuant to the Relinquishment Agreement, but shall exclude any non-cash gains, charges or losses or other non-cash items arising from adjustments relating to the Relinquishment Agreement.
“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.03 hereof or such other address as to which the Trustee may give notice to the Authority.
“Credit Facilities” means, with respect to the Authority or any Restricted Subsidiary, one or more debt facilities, bank facilities, note indentures or commercial paper facilities with banks, other institutional lenders or an indenture trustee on behalf of noteholders, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), notes, bonds or letters of credit, in each case, as amended, restated, modified, renewed, refunded, Replaced or refinanced in whole or in part from time to time.
“Custodian” means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.
“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Senior Indebtedness” means any Indebtedness outstanding under the Bank Credit Facility, the Second Out Facility, the New Second Lien Notes, the Third Lien Notes, the Existing Second Lien Notes, the Existing Senior Notes and any other Senior Indebtedness permitted to be incurred under the Indenture the principal amount of which is $20.0 million or more and that has been designated by the Authority as “Designated Senior Indebtedness.”
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Authority to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Authority may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.
“Distribution Compliance Period” has the same meaning as defined in Regulation S.
“Eligible Assets” means (i) any assets comprising the Resort; (ii) any interest of the Tribe, directly or through an instrumentality or subsidiary of the Tribe (excluding the Authority and its subsidiaries), in Mohegan Gaming or in any other casino gaming operation; and (iii) any interest of the Tribe in a commercial activity and assets of the Tribe, such instrumentality or subsidiary employed in or derived from a commercial activity. For the avoidance of doubt, Eligible Assets shall not include any Protected Assets.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Euroclear” means Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system.
“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (i) any loss, destruction or damage of such property or asset; (ii) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain; (iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (iv) any settlement in lieu of clause (ii) or (iii) above.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Offers” means the exchange offers pursuant to which the Authority will issue (i) New Second Lien Notes in exchange for its outstanding 11 1/2% Second Lien Senior Secured Notes due 2017, (ii) New Third Lien Notes in exchange for its outstanding 6 1/8% Senior Notes dues 2013, (iii) New Third Lien Notes in exchange for its outstanding 8% Senior Subordinated Notes due 2012, (iv) Initial Notes in exchange for its outstanding 7 1/8% Senior Subordinated Notes due 2014 and (v) Initial Notes in exchange for its outstanding 6 7/8% Senior Subordinated Notes due 2015.
“Existing Indebtedness” means Indebtedness of the Authority and the Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness under the Bank Credit Facility and the Second Out Facility), including, for the avoidance of doubt, the Existing Second Lien Notes, the New Second Lien Notes, the Third Lien Notes, the Existing Senior Notes and the Existing Senior Subordinated Notes outstanding on the Issue Date after giving effect to the Exchange Offers.
“Existing Second Lien Notes” means the Authority’s 11 1/2% Second Lien Senior Secured Notes due 2017 issued under the Existing Second Lien Notes Indenture, to the extent outstanding on the Issue Date.
“Existing Second Lien Notes Indenture” means the indenture relating to the Existing Second Lien Notes dated as of October 26, 2009 among the Authority, the Guarantors and the trustee named therein, as amended, restated, modified, renewed, refunded, Replaced or refinanced from time to time.
“Existing Senior Notes” means the Authority’s 6 1/8% Senior Notes due 2013 to the extent outstanding on the Issue Date.
“Existing Senior Subordinated Notes” means the Authority’s 8% Senior Subordinated Notes due 2012, 7 1/8% Senior Subordinated Notes due 2014 and 6 7/8% Senior Subordinated Notes due 2015, in each case to the extent outstanding on the Issue Date.
“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, redeems, repurchases or retires any Indebtedness (other than revolving credit borrowings, except to the extent the commitments with respect to such borrowings are permanently reduced therewith) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect (including a pro forma application of the net proceeds therefrom) to such incurrence, assumption, guarantee, repayment, redemption, repurchase or retirement of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(i)acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of “Consolidated Net Income”;
(ii)the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and
(iii)the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.
“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:
(i)the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging and Swap Obligations in respect of interest rates; plus
(ii)the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(iii)any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon or enforcement action with respect thereto is taken (provided that solely for the purpose of calculating the Fixed Charge Coverage Ratio pursuant to Section 4.07(a)(B), any such interest expense will only be included in this definition of “Fixed Charges” if such guarantee or Lien is called upon or enforcement action with respect thereto is taken); plus
(iv)the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (“FASB”) or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the avoidance of doubt, lease obligations not capitalized under GAAP as in effect on the Issue Date shall not be deemed to constitute Indebtedness under this Indenture as a result of any change in GAAP after the Issue Date.
“Gaming” means any and all activities defined as Class II or Class III Gaming under IGRA or authorized under the Compact.
“Gaming License” means every license, franchise or other authorization required to own, lease, operate or otherwise conduct gaming activities of the Tribe or the Authority, including, without limitation, all such licenses granted under the Tribal Gaming Ordinance, and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.
“Gaming Regulatory Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or any foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including, without limitation, the Mohegan Tribal Gaming Commission or any other agency, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Tribe or the Authority.
“Global Note Legend” means the legend set forth in Section 2.06(f)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(b)(iv), 2.06(d)(ii) or 2.06(f) hereof.
“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and for the payment of which the United States pledges its full faith and credit.
“Government Service Payments” means: (i) the Catch-Up Distribution; (ii) Priority Distributions; (iii) amounts equal to those reflected on each annual audited income statement of the Authority as prepared in accordance with GAAP relating to payment for governmental goods and services (including charges for utilities, police and fire department services, health and emergency medical services, the pro rata portion of Tribal Council costs and salaries attributable to the operations of the Authority, and similar pro rata costs of other tribal departments, in each case, only to the extent that the costs of such departments are attributable to the operations of the Authority) by the Authority and its Restricted Subsidiaries to the Tribe or any of its representatives, political subunits, councils, agencies or instrumentalities; provided, that goods and services purchased pursuant to this clause (iii) shall be priced on a pass-through basis, consistent with past practice for services heretofore provided, and made only in respect of goods and services reasonably required by, and reasonably attributable to the operations of, the Authority or its Subsidiaries, (iv) payments to the Tribe pursuant to the Lease, and (v) payments to the Tribe for taxes permitted under Section 12.01(a)(iv).

“Governmental Authority” means the government of the United States, a foreign nation or the Tribe, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
“Guarantee” means the joint and several guarantee by the Guarantors of the Note Obligations on the terms set forth in this Indenture.
“Guarantors” means the Pocono Downs Subsidiaries, the WNBA Subsidiary, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC, MTGA Gaming, LLC and each other Restricted Subsidiary of the Authority that becomes a Guarantor in accordance with the terms of this Indenture.
“Hedging and Swap Obligations” means, with respect to any Person: (i) the obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (ii) the obligations of such Person under other agreements or arrangements relating to, or the value of which is dependent upon, interest rates, or currency exchange rates or indices.
“Holder” means a Person in whose name a Note is registered.
“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.
“IGRA” means the Indian Gaming Regulatory Act of 1988, P.L. 100-497, 25 U.S.C. § 2701 et seq., as the same may, from time to time, be amended.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of: (i) borrowed money; (ii) bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (iii) bankers’ acceptances; (iv) Capital Lease Obligations and Attributable Debt; (v) the balance, deferred and unpaid, of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or (vi) any Hedging and Swap Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging and Swap Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such specified Person of any Indebtedness of any other Person.
The amount of any Indebtedness outstanding as of any date shall be: (i) in the case of Hedging and Swap Obligations, the net amount payable by the applicable Person in the event of termination of the agreements governing such Hedging and Swap Obligations; (ii) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (iii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Notes” means the $344,190,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.
“Insolvency or Liquidation Proceeding” means:
(i)any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Authority or any Restricted Subsidiary;
(ii)any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, with respect to the Authority or any Restricted Subsidiary or with respect to a material portion of the Authority’s or any Restricted Subsidiary’s assets;
(iii)any case or proceeding for the liquidation, dissolution, reorganization or winding up of the Authority or any Restricted Subsidiary whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or
(iv)any case or proceeding relating to the assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Authority or any Restricted Subsidiary.
“Institutional Accredited Investor” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Authority or any Restricted Subsidiary of the Authority sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Authority such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Authority, the Authority shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.07(d) hereof.
“Issue Date” means the date of first issuance of the Notes under this Indenture.

“Key Project Assets” means: (i) the Lease and any real property or interest in real property comprising the Resort held in trust for the Tribe by the United States; (ii) any improvements (including, without limitation, the Resort) to the leasehold estate under the Lease or such real property comprising the Resort (but excluding any obsolete personal property or real property improvements determined by the Authority to be no longer useful to the operations of the Resort); and (iii) any business records of the Authority or the Tribe relating to the operation of the Resort.
“Lahaniatis Property” means the property located at 16 Sandy Desert Road, Montville, Connecticut.
“Laws” means, collectively, (a) all international, foreign, federal, tribal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, in each case to the extent binding upon any relevant Person, (b) any interpretation or administration of the items described in clause (a) by any Governmental Authority which has the binding force of law, and (c) all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority which any relevant Person is obligated to conform to as a matter of law.
“Lease” means the Land Lease between the Tribe and the Authority dated September 29, 1995, and as the same may be subsequently amended in accordance with the terms thereof and of this Indenture.
“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).
“Management Board” means the Management Board of the Authority or any authorized committee of the Management Board of the Authority, as applicable.
“Maximum Foreseeable Loss” means the largest possible casualty loss associated with the Resort and Pocono Downs reasonably determined from time to time by the Authority, in consultation with AON Risk Services or another professional insurance consultant retained by the Authority.
“Mohegan Gaming” means Mohegan Gaming & Hospitality, LLC, a Delaware limited liability company.
“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however:

(i)any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale leaseback transactions) or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;
(ii)any extraordinary or nonrecurring item, together with any related provision for taxes on such extraordinary or nonrecurring item, including, without limitation, any severance expenses or charges;
(iii)any fees, expenses or charges related to any incurrence, refinancing, Replacement or repurchase of or tender for any Indebtedness that was permitted to be incurred under this Indenture (including without limitation the incurrence of the Notes and the Existing Indebtedness issued on the Issue Date and the incurrence of Indebtedness under the Bank Credit Facility and the Second Out Facility on the Issue Date); and
(iv)in the case of any Person that is a partnership or a limited liability company, the amount of withholding for tax purposes of such Person for such period.
“Net Proceeds” means the aggregate cash proceeds received by the Authority or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale including, without limitation, legal, accounting and investment banking fees, and sales commissions and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
“New Second Lien Notes” means the Authority’s 11 1/2% Second Lien Senior Secured Notes due 2017 and any additional second lien senior secured notes issued under the New Second Lien Notes Indenture.
“New Second Lien Notes Indenture” means the indenture relating to the New Second Lien Notes dated as of the Issue Date among the Authority, the Guarantors and the trustee named therein, as amended, restated, modified, renewed, refunded, Replace or refinanced from time to time.
“NIGC” means the National Indian Gaming Commission.
“Non-Tribal Entity” means each Guarantor that is not a Tribal Entity.
“Non-U.S. Person” means a Person who is not a U.S. Person.
“Northeast Gaming Operations” means casino gaming operations, projects or developments in the states of New York, Pennsylvania, Connecticut, Rhode Island, Massachusetts, New Hampshire, Vermont or Maine.

“Note Obligations” means the Notes and any related Obligations under the Notes and this Indenture (including the Guarantees).
“Notes” means, collectively, the 11% Senior Subordinated Notes due 2018 of the Authority issued on the Issue Date, any Add-On Notes and any Additional Notes, in each case as issued pursuant to this Indenture.
“Obligations” means any principal, interest, default interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including, without limitation, interest accruing thereon after the commencement of any Insolvency or Liquidation Proceeding).
“Offering Memorandum” means the offering memorandum relating to the offering of the Initial Notes dated January 24, 2012.
“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person and, in the case of the Authority, shall include members of the Management Board.
“Officer’s Certificate” means a certificate signed on behalf of the Authority by an Officer of the Authority, who is the principal executive officer, the principal financial officer, the Treasurer or the principal accounting officer of the Authority.
“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Authority, the Tribe or any Restricted Subsidiary of the Authority or the Trustee.
“Ownership Interest” means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any members of the Management Board or the Board of Directors or other executive office of such Person.
“Paying Agent” means an office or agency maintained by the Authority pursuant to the terms of this Indenture where Notes may be presented for payment.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Permitted Asset Swap” means the exchange by the Authority or any Restricted Subsidiary of any assets for other assets from a Person; provided that the assets received in such exchange are believed by the Authority in good faith to be of substantially equivalent value and substantially all of which are either (i) long term assets that are used or useful in the Principal Business, (ii) cash or (iii) any combination of the foregoing clauses (i) and (ii).
“Permitted Encumbrances” means:

(i)inchoate Liens incident to construction or maintenance of real property, and Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate accounting reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, no such real property is subject to a material risk of loss or forfeiture, by reason of nonpayment of the obligations secured by such Liens;
(ii)Liens for taxes and assessments on Property which are not yet past due and Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that no such Property is subject to a material risk of loss or forfeiture, by reason of nonpayment of the obligations secured by such Liens;
(iii)minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;
(iv)easements, exceptions, reservations, or other agreements granted or entered into after the Issue Date for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;
(v)rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, the use of any real property;
(vi)rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, any right, power, franchise, grant, license or permit;
(vii)present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use or enjoyment of real property;
(viii)statutory Liens, other than those described in clauses (i) or (ii) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings; provided that, if delinquent, adequate reserves have been set aside with respect thereto and, no Property is subject to a material risk of loss or forfeiture, by reason of nonpayment;
(ix)Liens consisting of pledges or deposits made in connection with obligations under workers’ compensation laws, unemployment insurance or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;
(x)Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Authority or any Restricted Subsidiary is a party as lessee; provided the aggregate value of all such pledges and deposits in c onnection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;
(xi)Liens consisting of deposits of Property to secure statutory obligations of the Authority or any Restricted Subsidiary in the ordinary course of its business;
(xii)Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Authority or any Restricted Subsidiary is a party in the ordinary course of its business;
(xiii)Liens created by or resulting from any litigation or legal proceeding involving the Authority or a Restricted Subsidiary which is currently being contested in good faith by appropriate proceedings; provided that adequate reserves have been set aside with respect thereto, and such Liens are discharged or stayed within 60 days of creation and no Property is subject to a material risk of loss or forfeiture;
(xiv)encumbrances consisting of the rights of tenants under retail, restaurant or other commercial leases at the Resort, Pocono Downs or any other property owned by the Authority or any Restricted Subsidiary and associated rights of such tenants under subordination, non-disturbance and attornment agreements; and
(xv)the Lien of mortgages upon the Lahaniatis Property existing as of the Issue Date.
“Permitted Investments” means:
(i)any Investment in the Authority or in a Restricted Subsidiary of the Authority that is engaged in a Principal Business or a Related Business;
(ii)any Investment in cash or Cash Equivalents;
(iii)any Investment by the Authority or any Restricted Subsidiary of the Authority in a Person engaged in the Principal Business or a Related Business, if as a result of such Investment such Person (a) becomes a Restricted Subsidiary of the Authority and a Guarantor or (b) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Restricted Subsidiary of the Authority;
(iv)any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;
(v)any Investment in any Persons engaged in the Principal Business or a Related Business having an aggregate fair market value (as reasonably determined in good faith by the Management Board and measured as of the date of such Investment, without giving effect to any subsequent increases or decreases in value) not to exceed $100.0 million at any one time outstanding; provided (i) no Default or Event of Default has then occurred and is continuing, or would result therefrom, (ii) other than in the case of a Permitted Investment in a joint venture existing as of the Issue Date (or otherwise made to fund projects publicly disclosed as of the Issue Date (including projects in Thompson, New York and Palmer, Massachusetts)), the Authority has paid Cash Interest only for the last interest payment due in respect of th

e Notes, if then outstanding, and delivers an Officer’s Certificate stating that the Authority intends to pay Cash Interest only for each of the interest payments due in respect of the Notes during the following twelve month period based on the Authority’s then current business plan;
(vi)payroll advances to employees of the Authority or its Restricted Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $250,000 at any one time outstanding;
(vii)accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms;
(viii)Investments related to Hedging and Swap Obligations, so long as such Hedging and Swap Obligations are not used for speculative purposes; and
(ix)Investments in entities conducting Northeast Gaming Operations with the proceeds of equity contributions from the Tribe, provided such equity contributions shall not increase the amount available for Restricted Payments pursuant to Section 4.07(a)(C).
“Permitted Junior Securities” means:
(i)    Equity Interests in the Authority or any Guarantor; and
(ii)    debt securities that are subordinated to all (a) Senior Indebtedness and (b) any debt securities issued in exchange for Senior Indebtedness, in each case to substantially the same extent as, or to a greater extent than, the Notes and the related guarantees are subordinated to Senior Indebtedness under this Indenture.
“Permitted Liens” means:
(i)    Liens securing Indebtedness that was permitted by the terms of this Indenture to be incurred under clauses (iv) (provided that such Liens do not extend to any property owned by the Authority or a Restricted Subsidiary other than the property being financed), (vi) and (x) of Section 4.09(b) hereof;
(ii)    Liens securing Indebtedness incurred under Credit Facilities pursuant to Section 4.09(b)(i) any guarantees thereof and any Obligations relating thereto;
(iii)     Liens in favor of the Authority or a Restricted Subsidiary;
(iv)    Liens existing on the Issue Date (other than Liens permitted by clause (i) and (ii) of this definition of “Permitted Liens”);
(v)    Permitted Encumbrances and Permitted Rights of Others;
(vi)    Liens in favor of the Tribe representing the ground lessor’s interest under the Lease;
(vii)    Liens on property existing at the time of acquisition thereof by the Authority or a

Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition; provided, further, that such Liens do not extend to any other property owned by the Authority or a Restricted Subsidiary;
(viii)    Liens incurred in the ordinary course of business of the Authority or a Restricted Subsidiary with respect to obligations that do not exceed $500,000 at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Authority; provided, however, it is acknowledged that Permitted Liens will not include any Lien on the land held in trust for the Tribe by the United States or any real property interest therein, including the buildings, improvements and fixtures, other than the leasehold interest pursuant to the Lease, or which will give the holder thereof a proprietary interest in any gaming activity as prohibited by Section 11(b)(2)(A) of IGRA;
(ix)    Liens created by or resulting from any legal proceeding with respect to which the Authority or a Restricted Subsidiary is prosecuting an appeal proceeding for review; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and such legal proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
(x)    Liens securing Indebtedness permitted under Section 4.09 hereof; provided that the aggregate principal amount of all such Indebtedness secured by Liens pursuant to this clause (x) shall not exceed $25.0 million in the aggregate at any one time outstanding;
(xi)    Liens in respect of assets of the WNBA Subsidiary in favor of WNBA, LLC or its designees to secure obligations of the WNBA Subsidiary under the WNBA Agreements;
(xii)    Rights of Others granted pursuant to the WNBA Agreements consisting of the right to use the Mohegan Sun Arena for scheduled home games of the Connecticut Sun and related basketball activities;
(xiii)    Liens on the Lahaniatis Property securing the obligations of the Tribe to the sellers thereof existing as of the Issue Date;
(xiv)    Liens to secure the Notes or any Guarantee; and
(xv)    Liens to secure Permitted Refinancing Indebtedness incurred pursuant to Section 4.09(b)(v) and any guarantees thereof; provided, however, that (i) the original Indebtedness being extended, refinanced, renewed, Replaced, defeased or refunded by such Permitted Refinancing Indebtedness was secured by a Lien permitted to be incurred under this Indenture and (ii) the new Lien incurred pursuant to this clause (xv) has the same priority as, or has junior priority relative to, the original Lien, and is limited to all or part of the same property and assets (or type of property and assets) that secured or, under the written agreements pursuant to which the original Lien was created, could secure, the original Lien.
“Permitted Pocono Transaction” means the transaction pursuant to which the applicable Pocono Downs Subsidiary or Pocono Downs Subsidiaries, as the case may be, sells or leases an excess parcel of the Pocono Downs property (the “Excess Parcel”) to a third-party purchaser or lessee, as applicable, which purchaser or lessee shall not be an Affiliate of the Authority, subject to the following conditions:
(i)    such sale or lease, as the case may be, of the Excess Parcel shall be for the purpose of having a hotel constructed on such Excess Parcel (the “Project”); and
(ii)     both before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Authority or any of its Restricted Subsidiaries issued in exchange for or the net proceeds of which are used to acquire, repurchase, retire, extend, refinance, renew, Replace, defease or refund, other Indebtedness of the Authority or any of its Restricted Subsidiaries; provided that:
(i)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest with respect to the Indebtedness so acquired, repurchased, retired extended, refinanced, renewed, Replaced, defeased or refunded (plus the amount of prepayment premiums, consent fees and reasonable expenses incurred in connection therewith);
(ii)    such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded; provided that if the original maturity date of such Indebtedness is after the Stated Maturity of the Notes, then such Permitted Refinancing Indebtedness shall have a maturity at least 91 days after the Stated Maturity of the Notes;
(iii)    if the Indebtedness being acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, Replaced, defeased or refunded; and
(iv)    such Indebtedness is incurred either by the Authority or by the Restricted Subsidiary who is the obligor on the Indebtedness being acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded.
“Permitted Rights of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, and (c) the reversionary interest of a landlord under a lease of Property.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision, instrumentality or subunit thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“PIK Interest” means interest owed with respect to the Securities paid via a PIK Payment.
“PIK Payment” means an interest payment with respect to the Notes made by increasing the outstanding principal amount of the Notes or issuing Additional Notes.
“Pocono Downs” means the harness racetrack and casino known as Mohegan Sun at Pocono Downs, located in Plains Township, Pennsylvania, and related assets.
“Pocono Downs Subsidiaries” means, collectively, (a) Downs Racing, L.P., a Pennsylvania limited partnership, Backside, L.P., a Pennsylvania limited partnership, Mill Creek Land, L.P., a Pennsylvania limited partnership, Northeast Concessions, L.P., a Pennsylvania limited partnership, and Mohegan Commercial Ventures PA, LLC, a Pennsylvania limited liability company, and their respective successors, and (b) any other Persons formed as Restricted Subsidiaries of the Authority for the purpose of owning or operating Pocono Downs and the businesses related thereto.
“Principal Business” means the (i) (a) Gaming and (b) hotel and resort businesses and any activity or business incidental, directly or indirectly related, or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including, without limitation, any golf, entertainment, transportation, recreation or other activity or business designed to promote, market, support, develop, construct or enhance the Gaming and other businesses, in either case operated by the Authority at the Resort, and (ii) casino gaming and related businesses (including, without limitation, those described in clause (i)(b) above) located outside the Tribe’s reservation.
“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.
“Priority Distributions” means distributions to the Tribe by the Authority in an aggregate amount not to exceed in any fiscal year (x) $40.0 million plus (y) if the Fixed Charge Coverage Ratio for the Authority’s most recently ended four full fiscal quarters for which internal consolidated financial statements are available immediately preceding the date on which such distribution is made, if made during the fiscal year set forth below, was not less than the ratio set forth below, an additional $10.0 million:
Fiscal Year                        Fixed Charge Coverage Ratio
2012, 2013, 2014                    1.25 to 1.00
2015 and beyond                    1.50 to 1.00
provided that, subject to the next succeeding proviso, not more than 25% of the Priority Distributions permissible in any fiscal year shall be made in any fiscal quarter; provided, further, that the amount of Priority Distributions permitted to be made in any fiscal quarter shall be increased by the unused amount of Priority Distributions (without the accrual of interest thereon) allocated for any prior fiscal quarter, subject, in the case of Priority Distributions deferred due to failure to comply with the Fixed Charge Coverage Ratio test set forth above, compliance with such Fixed Charge Coverage Ratio test.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Protected Assets” means (i) any assets of the Tribe, or any instrumentality or subsidiary of the Tribe against which it would be a violation of federal law, applicable state law or the Compact to encumber or to enforce remedies hereunder; (ii) any real property held in trust in the name of the United States or subject to restrictions against alienation by the United States for the benefit of Authority or Tribe and all improvements, fixtures and accessions to such property; (iii) any deposit or securities account of the Tribe or any instrumentality or subsidiary of the Tribe, and any money, securities or other assets credited thereto, in each case (a) held for the purpose of collecting and disbursing funds for payroll, medical insurance, worker’s compensation claims and other purposes related thereto, (b) held in escrow or pursuant to a fiduciary obligation on behalf of, or for the benefit of, one or more Persons other than the Authority or a Guarantor, (c) held for contract health or social services under federal laws or contracts, or (d) held pursuant to, or pursuant to the lien of, any indenture or loan agreement of the Tribe, or such instrumentality or subsidiary evidencing or securing indebtedness of the Tribe or the instrumentality or subsidiary; (iv) any assets of the Tribe employed in the provision of governmental services (including real property and related improvements, fixtures and accessions used for tribal housing, health care, education, museum or general governmental services) or containing or constituting materials of cultural significance; (v) any ownership interest in Tribal Gaming; and (vi) any account receivable in respect of or other entitlement to Government Services Payments (but not, for the avoidance of doubt, any receipts or proceeds of such account receivable or entitlement to the extent otherwise constituting an Eligible Asset).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualified Gaming Company” means a Person that, together with its Subsidiaries, has a minimum of five years experience in operating casinos, gaming facilities or gaming enterprises and which has derived at least $150.0 million of revenue for its last four fiscal quarters from activities relating to the gaming business, other than Internet gaming.
“Redemption Date” means, when used with respect to any Note to be redeemed, in whole or in part, the date fixed for such redemption by or pursuant to this Indenture.
“Registrar” means an office or agency maintained by the Authority pursuant to the terms of this Indenture where Notes may be presented for registration of transfer or for exchange.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Global Note in substantially the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.
“Related Business” means any business related to the Principal Business.
“Relinquishment Agreement” means the Relinquishment Agreement dated February 7, 1998 between the Authority and Trading Cove Associates, as amended, restated, supplemented or otherwise modified from time to time.

“Replacement” means, in respect of any Indebtedness, to refinance or replace, or to issue other Indebtedness (“Replacement Indebtedness”), in exchange or replacement for, such Indebtedness in whole or in part. “Replaced” and ”Replacement” shall have correlative meanings.
“Representative” means the indenture trustee, agent or other representative on behalf of the holders of Senior Indebtedness.
“Resort” means the multi-amenity gaming and entertainment resort located on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut and the convention center, retail facilities, arena, hotel and improvements constructed or proposed to be constructed on the existing reservation, but excluding (i) any obsolete personal property or real property improvement reasonably determined by the Authority in good faith to be no longer useful or necessary to the operations or support of the Resort and (ii) any equipment leased from a third party in the ordinary course of business.
“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Services department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Period” means, with respect to any Notes, the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Authority to the Trustee, and (b) the Issue Date, and with respect to any Add-On Notes or Additional Notes that are subject to a restricted period, it means the comparable period of 40 consecutive days.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“Right of Others” means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (other than a Lien) held by any other Person in or with respect to that Property, and (b) any option or right held by any other Person to acquire any right, title or other interest in or with respect to that Property, including any option or right to acquire a Lien.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.
“SEC” means the Securities and Exchange Commission.
“Second Out Facility” means the Loan Agreement, dated on or about the Issue Date, among the Authority, as borrower, the Tribe, the lenders party thereto from time to time and Wells Fargo Gaming Capital, LLC as administrative agent, including any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, Replaced or refinanced from time to time.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Indebtedness” means:
(1)    all Indebtedness of the Authority or any Guarantor outstanding under Credit Facilities and all Hedging and Swap Obligations with respect thereto including, without limitation, all principal, interest, fees and other amounts payable with respect thereto, including any interest which accrues following any bankruptcy or insolvency of the Authority or any Guarantor;
(2)    the Senior Relinquishment Payments (as defined in the Relinquishment Agreement);
(3)    any other Indebtedness of the Authority or any Guarantor permitted to be incurred under the terms of the Indenture; and
(4)    all Obligations with respect to the items listed in the preceding clauses (1) and (2).
Notwithstanding anything to the contrary in the preceding, Senior Indebtedness will not include:
(1)    the Notes, the Existing Subordinated Notes or any other Indebtedness if the instrument under which such Indebtedness is incurred expressly provides that it is pari passu or subordinated in right of payment to the Notes, or any guarantees relating to any of the foregoing;
(2)    any liability for federal, state, local or other taxes owed or owing by the Authority;
(3)    any intercompany Indebtedness of the Authority or any of its Subsidiaries to the Authority or any of its Affiliates;
(4)    any trade payables; or
(5)    the portion of any Indebtedness that is incurred in violation of the Indenture.
“series” means, with respect to any Indebtedness, severally, each series of such Indebtedness for which a single transfer register is maintained.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid including as a result of any mandatory sinking fund payment or mandatory redemption in the documentation governing such Indebtedness in effect on the date hereof or, if such Indebtedness is incurred after the Issue Date, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means any Indebtedness that by its terms is expressly subordinated in right of payment to the Note Obligations.
“Subsidiary” means: (i) any instrumentality or subdivision or subunit of the Authority that has a separate legal existence or status or whose property and assets would not otherwise be bound to the terms of this Indenture; or (ii) with respect to any other Person, any corporation, association or other business entity of which more than 50% of the total voting power of the shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. The Tribe and any other instrumentality of the Tribe that is not also an instrumentality or subdivision or subunit of the Authority shall not be a Subsidiary of the Authority.
“Third Lien Notes” means the Authority’s 10.5% Third Lien Senior Secured Notes due 2016 to the extent outstanding on the Issue Date and any additional third lien notes issued under the Third Lien Notes Indenture.
“Third Lien Notes Indenture means the indenture relating to the Third Lien Notes dated as of the Issue Date among the Authority, the Guarantors and the trustee named therein, as amended, restated, modified, renewed refunded, Replaced ore refinanced from time to time.
“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.
“Tribal Council” means the Tribe’s nine member elected council which exercises all the legislative and executive powers of the Tribe.
“Tribal Entity” means the Authority and each Guarantor that conducts Gaming activities pursuant to IGRA.
“Tribal Gaming Ordinance” means the ordinance and any amendments thereto, and all related or implementing ordinances, including, without limitation, the Mohegan Tribal Gaming Ordinance, enacted on July 28, 1994 as Ordinance 94-1, and which are enacted by the Tribe or authorize and regulate gaming on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut pursuant to IGRA.
“Tribal Tax Code” means any sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other tax (other than income tax) that may be imposed by the State of Connecticut that the Tribe may impose on the Authority, its patrons or operations; provided, however, that the rate and scope of such taxes shall not be more onerous than those imposed by the State of Connecticut.
“Tribe” means The Mohegan Tribe of Indians of Connecticut, a sovereign tribe recognized by the United States of America pursuant to 25 C.F.R. § 83.
“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing the Notes that do not bear the Private Placement Legend.
“Unrestricted Subsidiary” means (i) any Subsidiary of the Authority that at the time of determination shall be designated an Unrestricted Subsidiary by the Management Board in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Management Board may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Authority) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Authority or any Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.07 hereof.
Any such designation by the Management Board shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Management Board giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Authority as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Authority shall be in default of such Section). The Authority may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Authority of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (a) such Indebtedness is permitted by Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (b) no Default or Event of Default would be in existence following such designation.
“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Management Board or Board of Directors, as the case may be, of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other Ownership Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.
“WNBA Agreements” means, collectively, the WNBA Membership Agreement between WNBA, LLC, a Delaware limited liability company, and the WNBA Subsidiary and the related guarantee executed by the Authority in favor of WNBA, LLC, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“WNBA Subsidiary” means Mohegan Basketball Club, LLC, a limited liability company formed under the Laws of the Tribe and a wholly owned Subsidiary of the Authority, which is the owner and operator of the Women’s National Basketball Association franchise known as the Connecticut Sun.

Section 1.02.    Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Asset Sale Offer Price”	4.10
“Authentication Order”	2.02
“Books and Records”	1.01
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.04
“Credit Documents”	13.01
“Creditor Parties”	13.01
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Lease Transaction”	4.24
“Legal Defeasance”	8.03
“Management Activities”	13.01
“Moody’s”	4.28
“Mortgage”	11.05
“Offer Amount”	3.10
“Offer Period”	4.10
“Paying Agent”	2.03
“Payment Default”	6.01
“Purchase Date”	3.10
“Rating Event Date”	4.28
“Reinstated Covenants”	4.28
“Reinstatement Date”	4.28
“Registrar”	2.03
“Restricted Payments”	4.07
“Suspended Covenants”	4.28
“Suspension Period”	4.28
“S&P”	4.28
“Title Authority”	11.05
“Title Policy”	11.05
“Title Policies”	11.05
“UCC”	4.03

Section 1.03.    Incorporation by Reference of Trust Indenture Act.
Except to the extent expressly incorporated by reference herein (subject to Section 13.02 hereof), the provisions of the TIA do not apply to the Indenture or the Notes.

The following terms used in the TIA have the following meanings under the Indenture:
“indenture securities” means the Notes;
“indenture security Holder” means a Holder of a Note;
“indenture to be qualified” means this Indenture;
“indenture trustee” or “institutional trustee” means the Trustee; and
“obligor” on the Notes and the Guarantees means the Authority and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.
All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings assigned to them under the Indenture and not the TIA or such other statute or rule.

Section 1.04.    Rules of Construction.
Unless the context otherwise requires:
(a)    a term has the meaning assigned to it;
(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)    “or” is not exclusive;
(d)    words in the singular include the plural, and in the plural include the singular;
(e)    provisions apply to successive events and transactions; and
(f)    references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES
Section 2.01.    Form and Dating.
(a)    General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof, except that Additional Securities issued as a result of a PIK Payment may be issued in denominations of $1.00 and any integral multiple thereof, and any increase in the principal amount of the Securities as a result of a PIK Payment may be made in integral multiples of $1.00.
The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Authority, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
(b)    Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
(c)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream. Following the expiration of the Restricted Period, beneficial interests in any temporary Regulation S Global Note issued pursuant to Rule 903 will be exchanged for beneficial interests in a permanent Regulation S Global Note pursuant to the Applicable Procedures.
Section 2.02.    Execution and Authentication.
Two Officers of the Authority shall sign the Notes for the Authority by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.
A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
The Trustee shall, upon a written order of the Authority signed by two Officers of the Authority (an “Authentication Order”), authenticate Notes for original issue, which order shall specify whether such notes are Initial Notes, Add-On Notes or Additional Notes. Initial Notes may be issued up to an aggregate principal amount not to exceed $344,191,000 (other than as provided in Section 2.07 hereof). Subject to compliance with Sections 4.09 and 4.12 hereof, Add-On Notes may be issued in an unlimited principal amount. Additional Notes issued may be issued in an amount equal to any PIK Payment as provided for in this Indenture.
The Notes shall be issued only in fully registered form, without coupons and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof, except that Additional Notes issued as a result of a PIK Payment may be issued in denominations of $1.00 and any integral multiple thereof, and any increase in the principal amount of the Notes as a result of a PIK Payment may be made in integral multiples of $1.00.
The Trustee may appoint an authenticating agent acceptable to the Authority to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Authority.
In connection with the payment of PIK Interest, the Authority is entitled to, without the consent of the Holders, increase the outstanding principal amount of the Notes or issue Additional Notes under this Indenture on the same terms and conditions as the Initial Notes.
Section 2.03.    Registrar and Paying Agent.
The Authority shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Authority may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any registrar and the term “Paying Agent” includes any additional paying agent. The Authority may change any Paying Agent or Registrar without notice to any Holder. The Authority shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Authority fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Authority or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.
The Authority initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
The Authority initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04.    Paying Agent to Hold Money in Trust.
The Authority shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and will notify the Trustee of any default by the Authority in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Authority at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Authority or a Restricted Subsidiary or an Affiliate) shall have no further liability for the money. If the Authority or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Authority, the Trustee shall serve as Paying Agent for the Notes.
Section 2.05.    Holder Lists.
The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Authority shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Authority shall otherwise comply with TIA §312(a).
Section 2.06.    Transfer and Exchange.
(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Authority for Definitive Notes if:
(i)    the Authority delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Authority within 120 days after the date of such notice from the Depositary; or
(ii)    the Authority in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.
Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global

Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.
(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with one of subparagraph (i), (ii), (iii) or (iv) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).
(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either:
(1)    both:

i.
a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

ii.	instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or
(2)    both:

i.
a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

ii.	instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;
Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof. Notwithstanding anything herein to the contrary, in no event shall a Definitive Note be issued upon the transfer or exchange of any temporary Regulation S Global Note issued pursuant to 903(b)(3)(ii)(B) prior to the expiration of the Restricted Period and the receipt by the Registrar of any certificate required pursuant to Rule 903 under the Securities Act.

(iii)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:
(1)    if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(2)    if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
(3)    if the transferee will take delivery in the form of a beneficial interest in an IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
(iv)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:
(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected at a time when an Unrestricted Global Note has not yet been issued, the Authority shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred.
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.
(i)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:
(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
(2)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(3)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(4)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
(5)    if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (2) through (4) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;
(6)    if such beneficial interest is being transferred to the Authority or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(7)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Authority shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(ii)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:
(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iii)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Authority will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect

Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) will not bear the Private Placement Legend.
(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.
(i)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(1)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(2)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(3)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(4)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
(5)    if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (2) through (4) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;
(6)    if such Restricted Definitive Note is being transferred to the Authority or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(7)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of, in the case of clause (1) above, the appropriate Restricted Global Note, in the case of clause (2) above, the 144A Global Note, in the case of clause (3) above, the Regulation S Global Note, in the case of clause (5) above, the IAI Global Note, and in the case of clause (7) above, the Unrestricted Definitive Note.
(ii)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:
(1)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(2)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Authority will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
(i)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
(1)    if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(2)    if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
(3)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
(ii)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:
(1)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(2)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)    Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this

Indenture.
(i)    Private Placement Legend.
(1)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:
(1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “IAI”),
(2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144 (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE AUTHORITY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE REGISTRATION OF TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES AT THE TIME OF TRANSFER OF LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE AUTHORITY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND
(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.
IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN

THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.
THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.”
(2)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.
(ii)    Global Note Legend. Each Global Note will bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE AUTHORITY.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE AUTHORITY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(iii)    Original Issue Discount Legend. To the extent applicable, each Note will bear a legend in substantially the following form:

“THIS SECURITY WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH SECURITY BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: GENERAL COUNSEL, MOHEGAN TRIBAL GAMING AUTHORITY, ONE MOHEGAN SUN BOULEVARD, UNCASVILLE, CONNECTICUT 06382, TELEPHONE NUMBER: (800) 862-8000.”
(g)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(h)    General Provisions Relating to Transfers and Exchanges.
(i)    To permit registrations of transfers and exchanges, the Authority will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
(ii)    No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Authority may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).
(iii)    The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(iv)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Authority, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(v)    Neither the Registrar nor the Authority will be required:
(1)    to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;
(2)    to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or
(3)    to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.
(vi)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Authority may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Authority shall be affected by notice to the contrary.
(vii)    The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.
(viii)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
Section 2.07.    Replacement Notes.
If any mutilated Note is surrendered to the Trustee or the Authority and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Authority shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note in accordance with this Indenture. If required by the Trustee or the Authority, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Authority to protect the Authority, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Authority may charge for its expenses in replacing a Note.
Every replacement Note is an additional obligation of the Authority and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.08.    Outstanding Notes.
The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Authority or an Affiliate of the Authority holds the Note.
If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Authority, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
Section 2.09.    Treasury Notes.
In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Authority, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Authority, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.
Section 2.10.    Temporary Notes.
Until certificates representing Notes are ready for delivery, the Authority may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Authority considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Authority shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.
Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.
Section 2.11.    Cancellation.
The Authority at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes shall be delivered to the Authority. The Authority may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12.    Defaulted Interest.
If the Authority defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Authority shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Authority shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Authority (or, upon the written request of the Authority, the Trustee in the name and at the expense of the Authority) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13.    CUSIP Numbers.
The Authority in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or the omission of such numbers. The Authority will promptly notify the Trustee of any change in the CUSIP numbers.
Section 2.14.    Ranking.
The Notes rank pari passu in right of payment to the Existing Senior Subordinated Notes and the Junior Relinquishment Payment (as defined in the Relinquishment Agreement).
ARTICLE 3

REDEMPTION AND PREPAYMENT
Section 3.01.    Notices to Trustee.
If the Authority elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price and (v) if applicable, any redemption requirements of the principal national securities exchange on which the Notes are listed.
Section 3.02.    Selection of Notes to Be Redeemed.
If fewer than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes for redemption in compliance with any requirements of the principal national securities exchange, if any, on which the Notes are listed as set forth in the Officer’s Certificate delivered pursuant to Section 3.01 hereof or, if the Notes are not so listed or if the requirements are not set forth in such Officer’s Certificate, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.
The Trustee shall promptly notify the Authority in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof, except that a) if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed, and b) Additional Notes may be redeemed in whole regardless of the amounts thereof. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03.    Notice of Redemption.
Subject to the provisions of Section 3.10 hereof, at least 30 days but not more than 60 days before a Redemption Date, the Authority shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.
The notice shall identify the Notes to be redeemed and shall state:
(a)    the Redemption Date;
(b)    the redemption price;
(c)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;
(d)    the name and address of the Paying Agent;
(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(f)    that, unless the Authority defaults in making such redemption payment, interest on Notes or portions of them called for redemption ceases to accrue on and after the Redemption Date;
(g)    the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(h)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
At the Authority’s request, the Trustee shall give the notice of redemption in the Authority’s name and at its expense; provided, however, that the Authority shall have delivered to the Trustee, at least 45 days prior to the Redemption Date (unless a shorter period shall be satisfactory to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Section 3.04.    Effect of Notice of Redemption.
Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price. A notice of redemption may not be conditional.
Section 3.05.    Deposit of Redemption Price.
One Business Day prior to the Redemption Date, the Authority shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Authority any money deposited with the Trustee or the Paying Agent by the Authority in excess of the amounts necessary to pay the redemption price of and accrued interest on all Notes to be redeemed.
If the Authority complies with the provisions of the preceding paragraph, on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Authority to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.06.    Notes Redeemed in Part.
Upon surrender of a Note that is redeemed in part, the Authority shall issue and, upon the Authority’s written request, the Trustee shall authenticate for the Holder at the expense of the Authority a new Note equal in principal amount to the unredeemed portion of the Note surrendered.
Section 3.07.    Optional Redemption.
At any time or from time to time, the Authority, at its option, may redeem the Notes, in whole or part, at a redemption price equal to 100.0% of the principal amount of the Notes thereof, together with accrued and unpaid interest thereon to the applicable Redemption Date.
Section 3.08.    Redemption Pursuant to Gaming Law.
(a)    Notwithstanding any other provisions of this Article 3, if any Gaming Regulatory Authority requires that a Holder or beneficial owner of the Notes must be licensed, qualified or found suitable under any applicable gaming laws in order for the Authority to obtain or maintain any gaming license or franchise, and the Holder or beneficial owner does not obtain such license, qualification or finding of suitability within 30 days after being requested to do so by such Gaming Regulatory Authority (or such lesser period that may be required by such Gaming Regulatory Authority) or if such Holder or beneficial owner is not so licensed, qualified or found suitable, the Authority has the right, at its option, (i) to require such Holder or beneficial owner to dispose of such Holder’s or beneficial owner’s Notes within 30 days of receipt of such finding by the applicable Gaming Regulatory Authority (or such earlier date as may be required by the applicable Gaming Regulatory Authority); or (ii) to call for redemption of the Notes of such Holder or beneficial owner at a redemption price equal to the lesser of (1) the principal amount thereof and (2) the price at which such Holder or beneficial owner acquired the Notes together with, in each case, accrued and unpaid interest to the earlier of the Redemption Date or the date of the finding of unsuitability by such Gaming Regulatory Authority, which may be less than 30 days following the notice of redemption if so ordered by such Gaming Regulatory Authority.
(b)    In connection with any redemption pursuant to this Section 3.08, and except as may be required by a Gaming Regulatory Authority, the Authority shall comply with Sections 3.01 through 3.06 hereof.

(c)    The Authority shall not be required to pay or reimburse any Holder or beneficial owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expenses shall be the obligation of such Holder or beneficial owner.
Section 3.09.    Mandatory Redemption.
The Authority shall not be required to make mandatory redemption payments with respect to the Notes.
Section 3.10.    Offer to Purchase by Application of Excess Proceeds.
In the event that, pursuant to Section 4.10 hereof, the Authority shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.
The Asset Sale Offer shall remain open for the “Offer Period” and no longer, except to the extent that a longer period is required by applicable law. No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Authority shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.
If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
Upon the commencement of an Asset Sale Offer, the Authority shall send, by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:
(a)    that the Asset Sale Offer is being made pursuant to this Section 3.10 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;
(b)    the Offer Amount, the purchase price for the Notes and the Purchase Date;
(c)    that any Note not tendered or accepted for payment shall continue to accrue interest;
(d)    that, unless the Authority defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;
(e)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only; provided that no Notes of denominations less than $2,000 will be redeemed in part;
(f)    that Holders electing to have a Note purchased Pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Authority, a depositary, if appointed by the Authority, or a paying agent at the address specified in the notice at least three days before the Purchase Date;
(g)    that Holders shall be entitled to withdraw their election if the Authority, the depositary or the paying agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
(h)    that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Authority shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Authority so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, or, in the case of Additional Notes denominations of $1.00 or integral multiples thereof, shall be purchased); and
(i)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
On or before the Purchase Date, the Authority shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Authority in accordance with the terms of this Section 3.10. The Authority, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Authority for purchase, and the Authority shall promptly issue a new Note, and the Trustee, upon written request from the Authority shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Authority to the Holder thereof. The Authority shall publicly announce the results of the Asset Sale Offer on the Purchase Date.
Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
ARTICLE 4

COVENANTS
Section 4.01.    Payment of Notes.
(a)    The Authority shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Authority or a

Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Authority in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
(b)    The Authority shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 4.02.    Maintenance of Office or Agency.
(a)    The Authority shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or coregistrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Authority in respect of the Notes and this Indenture may be served. The Authority shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Authority shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
(b)    The Authority may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Authority of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Authority shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
(c)    The Authority hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Authority in accordance with Section 2.03 hereof.
Section 4.03.    Reports.
(a)    Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Authority will file a copy of each of the following reports with the SEC for public availability (unless the SEC will not accept such a filing, in which case the Authority will otherwise publicly post such reports) and will furnish to the Holders and the Trustee (in each case which may be deemed to be made by electronic transmission via the SEC’s EDGAR system or any successor system thereto or by posting to the publicly available website of the Authority) within 15 days after the end of the time periods specified in the SEC’s rules and regulations for filings of current, quarterly and annual reports:
(i)    all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Authority were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Authority and its consolidated subsidiaries (showing in reasonable detail, either on the face of the consolidated financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Authority and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Authority, to the extent that would be required by the rules, regulations or interpretive positions of the SEC) and, with respect to the annual report only, a report thereon by the Authority’s independent registered public accounting firm; and
(ii)    all current reports that would be required to be filed with the SEC on Form 8-K if the Authority were required to file such reports.
(b)    So long as any Notes remain outstanding, at any time that the Authority is not subject to Section 13 or 15(d) of the Exchange Act, the Authority will furnish to the Holders and to securities analysts and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
(c)    The Authority shall file with the Trustee and provide to Holders (which may be deemed to be made by electronic transmission via the SEC’s EDGAR system or any successor system thereto), within 15 days after it files them with the NIGC, copies of all reports which the Authority is required to file with the NIGC pursuant to 25 C.F.R. Part 514.
Section 4.04.    Compliance Certificate.
(a)    The Authority and each Guarantor (to the extent that such Guarantor would be so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Authority and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Authority has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Authority has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Authority is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Authority is taking or proposes to take with respect thereto.
(b)    So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) above shall be accompanied by a written statement of the Authority’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Authority has violated any provisions of this Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)    The Authority shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Authority is taking or proposes to take with respect thereto.
Section 4.05.    Taxes.
The Authority shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.
Section 4.06.    Stay, Extension and Usury Laws.
The Authority covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Authority (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07.    Restricted Payments.
(a)    The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries, directly or indirectly, to: (i) make any payment on or with respect to any of the Authority’s or any of its Restricted Subsidiaries’ Equity Interests; (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interest in the Authority or any Subsidiary or Affiliate of the Authority; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or principal up to 90 days prior to the Stated Maturity thereof; (iv) make any payment or distribution to the Tribe (or any agency, instrumentality or political subunit or Subsidiary (other than the Authority and its Subsidiaries) thereof) or make any general distribution to the members of the Tribe; or (v) make any Restricted Investment; other than, in each case, Government Service Payments (all such payments and other actions set forth in clauses (i) through (v) (exclusive of Government Service Payments) are collectively referred to as “Restricted Payments” and all such payments and other actions set forth in clauses (i), (ii) and (iv) (exclusive of Government Service Payments) are collectively referred to as “Equity Restricted Payments”) unless, at the time of and after giving effect to such Restricted Payment:
(A)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(B)    the Authority would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof;

(C)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Authority and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum, without duplication, of (1) 50% of the Consolidated Net Income of the Authority for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Authority’s most recently ended fiscal quarter for which internal consolidated financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds or fair market value (as determined in the good faith, reasonable judgment of the Management Board and evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) of assets or property (other than cash) received by the Authority after the Issue Date from capital contributions from the Tribe that bear no mandatory obligation to repay the Tribe, plus (3) to the extent that any Restricted Investment that was made after the Issue Date is sold, liquidated or otherwise disposed of, the lesser of (I) the cash or fair market value (as determined in the good faith, reasonable judgment of the Management Board and evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) of assets other than cash received with respect to such Restricted Investment (less the cost of disposition, if any) and (II) the initial amount of such Restricted Investment, plus (4) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (I) the fair market value of the Authority’s Investment in such Subsidiary as of the date of such redesignation and (II) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary; and
(D)    solely with respect to Equity Restricted Payments, the Authority has paid in Cash Interest only each of the last three interest payments due in respect of the Notes and delivers to the Trustee an Officer’s Certificate stating that the Authority intends to pay in full, in Cash Interest, the interest in respect of the Notes during the following twelve month period based on the Authority’s then current business plan.
(b)    The preceding provisions will not prohibit:
(i) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;
(ii) the payment of any dividend by a Restricted Subsidiary of the Authority to the holders of its common Equity Interests on a pro rata basis;
(iii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary of the Authority held by any member of the Authority’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided that (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any 12-month period and (b) the aggregate amount of all such repurchased, redeemed, acquired or retired Equity Interests shall not in the aggregate exceed $3.0 million;
(iv) the redemption or purchase of Subordinated Indebtedness of the Authority in the event that the holder of such Subordinated Indebtedness has failed to be licensed, qualified or found suitable or otherwise be eligible by any Gaming Regulatory Authority to remain a holder of such Subordinated Indebtedness;
(v) the redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent capital contribution from the Tribe (provided that such capital contribution is not counted for purposes of Section 4.07(a)(C)(2) hereof);
(vi) [Intentionally Omitted];
(vii) the redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness in connection with any repurchase offer related to an Asset Sale or Change of Control but only if the Authority shall have complied with Section 4.10 hereof and purchased all Notes validly tendered in connection therewith prior to the redemption of such Subordinated Indebtedness;
(viii) payments to the Tribe (or any agency, instrumentality or political subunit thereof) on account of Indebtedness of the Authority or any Restricted Subsidiary held by the Tribe (or any agency, instrumentality or political subunit thereof) at the Stated Maturity thereof;
(ix) any other Restricted Payments in an amount not to exceed $50.0 million at any one time outstanding; provided, that no Equity Restricted Payments may be made pursuant to this clause (ix) prior to April 1, 2015; not more than $12.5 million in Equity Restricted Payments shall be made pursuant to this clause (ix) prior to January 15, 2016; and not more than $25.0 million in Equity Restricted Payments shall be made pursuant to this clause (ix) in the aggregate at any time;
(x) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests in any Subsidiary or Affiliate of the Authority that does not constitute a Permitted Investment, provided that (A) the Authority delivers to the Trustee an Officer’s Certificate as to the fairness to the Authority or such Restricted Subsidiary of the price of such repurchase, redemption or other acquisition or retirement for value, from a financial point of view, and (B) in the aggregate, all such repurchases, redemptions or other acquisitions or retirements for value do not exceed $1.0 million; and
(xi) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interest in any Subsidiary or Affiliate of the Authority to the extent that such purchase or acquisition constitutes a Permitted Investment.
provided, however, that at the time of, and after giving effect to, any Restricted Payment pursuant to clause (i), (iii), (v), (vi), (viii) (other than in respect of Indebtedness under a bond indenture or syndicated loan agreement) or (ix), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.
(c)    The Authority may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall any Key Project Assets or Gaming Licenses be transferred to an Unrestricted Subsidiary; provided further that Gaming Licenses unrelated to the Resort or Pocono Downs may be transferred to an Unrestricted Subsidiary, so long as at the time and after giving effect to such transfer (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and (ii) the Authority would, at the time of such transfer and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof. In the event of such designation, all outstanding Investments owned by the Authority and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under Section 4.07(a) hereof unless the Investment constitutes a Permitted Investment (in which case, such Investment will reduce the amount available for Permitted Investments, as applicable); provided, that in the event that Mohegan Gaming or Salishan Mohegan LLC shall become a Subsidiary and shall be designated an Unrestricted Subsidiary in accordance with the terms of this Indenture, any Investments in Mohegan Gaming or Salishan Mohegan LLC, as the case may be, outstanding as of the Issue Date and still outstanding as of the date of such designation shall be excluded from such calculation and shall not be deemed to be an Investment or Restricted Payment and shall not reduce the amount otherwise available for Restricted Payments or Permitted Investments. Except as set forth above with respect to Mohegan Gaming and Salishan Mohegan LLC, all such outstanding Investments will be deemed to constitute Restricted Payments (or Permitted Investments, as the case may be) in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment (or Permitted Investment, as the case may be) would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Authority may redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not otherwise cause a Default.
(d)    The amount of all Restricted Payments (other than in the form of cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Authority or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 shall be determined in good faith by the Management Board whose resolution with respect thereto shall be delivered to the Trustee.

Section 4.08.	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)    Except as set forth in Section 4.08(b) hereof, the Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (i) pay dividends or make any other distributions on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, to the Authority or any of the Authority’s Restricted Subsidiaries, or pay any indebtedness owed to the Authority or any of the Authority’s Restricted Subsidiaries; (ii) make loans or advances to the Authority or any of the Authority’s Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Authority or any of the Authority’s Restricted Subsidiaries.
(b)    The provisions of Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:
(i)    contractual encumbrances or restrictions in effect on the Issue Date, including without limitation pursuant to Existing Indebtedness, the Bank Credit Facility and the Second Out Facility (including any security documents relating to any Existing Indebtedness, the Bank Credit Facility or the Second Out Facility) as in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings,

Replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, Replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such contractual encumbrance or restriction, as in effect on the Issue Date;
(ii)    the Indenture and the Notes;
(iii)    applicable law or any applicable rule, regulation or order;
(iv)    any agreement or other instrument governing Indebtedness or Capital Stock of a Person acquired by the Authority or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(v)    customary non-assignment provisions in leases, licenses or other contracts entered into in the ordinary course of business and consistent with past practices;
(vi)    purchase money obligations (including, without limitation, Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in Section 4.08(a)(iii) hereof;
(vii)    contracts or agreements for the sale of assets that impose restrictions on the transfer of such assets and any contract or agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;
(viii)    Permitted Refinancing Indebtedness; provided that the applicable restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(ix)    any provision of secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 hereof that limits the right of the Authority or any of its Restricted Subsidiaries to dispose of the assets subject to the Liens securing such Indebtedness;
(x)    provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(xi)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and
(xii)    Indebtedness, Disqualified Stock or preferred stock of the Authority or any Guarantor that is incurred subsequent to the Issue Date pursuant to Section 4.09 hereof containing applicable encumbrances and restrictions that are not materially more restrictive than the encumbrances and restrictions in effect on the Issue Date pursuant to this Indenture or the Bank Credit Facility.
Section 4.09.    Incurrence of Indebtedness and Issuance of Preferred Stock.
(a)    The Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) and the Authority will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Authority may incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock and the Authority’s Restricted Subsidiaries may incur Indebtedness or issue preferred stock if (i) the Fixed Charge Coverage Ratio for the Authority’s most recently ended four full fiscal quarters for which internal consolidated financial statements are available would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as applicable, at the beginning of such four-quarter period, (ii) the Authority paid in Cash Interest only the last interest payment due in respect of the Notes, immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as applicable, and delivers to the Trustee an Officer’s Certificate stating that the Authority intends to pay Cash Interest only for each of the interest payments due in respect of the Notes during the following twelve month period based on the Authority’s current business plan, and (iii) no Default or Event of Default shall have occurred or be continuing or would result from such incurrence of Indebtedness. Notwithstanding the foregoing, the Authority will not issue any Disqualified Stock or any type of Capital Stock that would violate IGRA.
(b)    Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness:
(i)    the incurrence by the Authority or any of its Restricted Subsidiaries of Indebtedness (including letters of credit) under Credit Facilities; provided that the aggregate principal amount of all such Indebtedness under Credit Facilities at any one time outstanding pursuant to this 4.09(b)(i), after giving effect to any such incurrence and the application of the net proceeds therefrom (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Authority and its Restricted Subsidiaries thereunder) shall not exceed at any time outstanding $700.0 million, plus the amount of any premium incurred in refinancing Indebtedness under Credit Facilities incurred pursuant to this 4.09(b)(i), minus the amount of Indebtedness under Credit Facilities since the Issue Date that has been (a) retired with the Net Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts of such Indebtedness pursuant to Section 4.10 hereof or (2) assumed by a transferee in an Asset Sale;
(ii)    the incurrence by the Authority or any of its Restricted Subsidiaries of the Existing Indebtedness;
(iii)    the incurrence by the Authority or any of its Restricted Subsidiaries of Indebtedness represented by the Notes (including the Guarantees) issued on the Issue Date and any Additional Notes in respect thereof thereafter;

(iv)    the incurrence by the Authority or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price of real property, furniture, fixtures, equipment or similar assets used or useful in the business of the Authority or such Restricted Subsidiary not to exceed 100% of the lesser of cost and fair market value of the assets financed, together with any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount under this clause (iv) not to exceed $125.0 million at any time outstanding;
(v)    the incurrence by the Authority or any of its Restricted Subsidiaries of (a) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, renew, extend, defease or Replace Indebtedness that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clause (ii) or (iii) of this Section 4.09(b) or this clause (v);
(vi)    the incurrence by the Authority or any of its Restricted Subsidiaries of Hedging and Swap Obligations that are incurred to manage interest rates or currency exchange rates or interest rate or currency exchange rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding and not for speculative purposes;
(vii)    the guarantee by the Authority or any of its Restricted Subsidiaries of any Indebtedness of the Authority or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.09;
(viii)    the incurrence by (1) a Restricted Subsidiary of Indebtedness owed to another Restricted Subsidiary or to the Authority or (2) the Authority of Indebtedness owed to a Restricted Subsidiary; provided that, in each case, if at any time any such Restricted Subsidiary ceases to be a Restricted Subsidiary, any such Indebtedness shall be deemed to be an incurrence of Indebtedness for the purposes of this Section 4.09;
(ix)    the incurrence by the Authority or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $25.0 million;
(x)    to the extent that such incurrence does not result in the incurrence by the Authority or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness incurred solely as a result of the execution by the Authority or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement; and
(xi)    any guarantee of Indebtedness of another Person to the extent constituting a Permitted Investment incurred pursuant to clause (v) of the definition thereof;
provided, however, that at the time of, and after giving effect to, the incurrence of any Indebtedness pursuant to clause (iv), (v), (vi), (ix), (x) or (xi), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such incurrence, except that the occurrence or continuation of a Default or Event of Default alone shall not prohibit the incurrence by the Authority or any of its Restricted Subsidiaries of Indebtedness under clause (iv) in the ordinary course of business or pursuant to a contractual obligation entered into prior to the occurrence of such Default or Event of Default.
For purposes of determining compliance with this Section 4.09 in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xi) above or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Authority shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify such item of Indebtedness in any manner that complies with this Section 4.09; provided that if such Indebtedness is secured by a Lien, such Lien would be permitted to be incurred to secure such reclassified Indebtedness as of the date of reclassification in accordance with Section 4.12. Accrual of interest, the accretion of accreted value, the payment of interest on the Notes or any Replacement thereof in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09.
Section 4.10.    Asset Sales.
(a)    The Authority will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless: (i) the Authority (or its Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in the good faith, reasonable judgment of the Management Board and, in the case of any Asset Sale involving consideration (A) in excess of $5.0 million, evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee and (B) in excess of $25.0 million, evidenced by an opinion as to the fairness to the Authority or such Restricted Subsidiary of such Asset Sale, from a financial point of view, issued by an accounting, appraisal or investment banking firm of national standing) of the assets sold or otherwise disposed of; (ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Authority or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash: (A) any liabilities that would appear on the Authority’s or such Restricted Subsidiary’s balance sheet prepared in accordance with GAAP (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Authority or such Restricted Subsidiary from further liability; and (B) any securities, notes or other obligations received by the Authority or any such Restricted Subsidiary from such transferee that are converted by the Authority or such Restricted Subsidiary into cash (to the extent of the cash received) within 30 days of the receipt thereof; and (iii) in the case of any Asset Sale after the occurrence of a Default or an Event of Default as a result of (x) a failure of the Authority to make any payment required in respect of the Notes (including without limitation any interest payment) or (y) a failure by the Tribe, the Authority or any Guarantor to comply with any negative covenant in this Indenture, the aggregate value of any Asset Sales after such Default or Event of Default shall not exceed $50.0 million; provided, however, that the Authority will not be permitted to make any Asset Sale of Key Project Assets.
(b)    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Authority may apply such Net Proceeds, at its option, to (i) (A) retire, repay and permanently reduce Senior Indebtedness; provided that in the case of Senior Indebtedness pursuant to a revolving loan agreement or similar arrangement, the commitment with respect thereto is permanently reduced by such amount, or (B) retire, repay and permanently reduce other senior subordinated Indebtedness ranking pari passu in right of payment with the Notes; provided that, in the case of this clause (B), the Notes are retired or repaid on a pro rata basis; (ii) acquire the assets of, or a majority of the Voting Stock of, an entity engaged in the Principal Business or a Related Business; (iii) make capital expenditures or acquire other long-term assets that are used or useful in the Principal Business or a Related Business or (iv) make an investment in the Principal Business or a Related Business or in tangible long-term assets used or useful in the Principal Business or a Related Business.
Pending the final application of any Net Proceeds of any Asset Sale, the Authority may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture. At any time during such 360-day period, the Authority may elect to treat all or any portion of such Net Proceeds as “Excess Proceeds” and make an Asset Sale Offer to the Holders as set forth in Sections 3.10 and 4.10(c) hereof.
(c)    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Authority will make an offer to repurchase the Notes, together with any senior subordinated Indebtedness ranking pari passu in right of payment with the Notes and containing similar provisions requiring the Authority to make an offer to purchase such pari passu senior subordinated Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of such pari passu senior subordinated Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) and the Notes (the “Asset Sale Offer”) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) plus accrued and unpaid interest thereon to the date of purchase (or, in respect of such pari passu senior subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such pari passu senior subordinated Indebtedness) (the “Asset Sale Offer Price”). The Asset Sale Offer shall remain open for at least 20 Business Days following its commencement (the “Offer Period”). The Asset Sale Offer Price will be payable in cash, in accordance with the procedures set forth in this Indenture or such pari passu senior subordinated Indebtedness, as applicable. To the extent that any Excess Proceeds remain after consummation of a Asset Sale Offer, the Authority may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture and the Security Documents. If the aggregate principal amount of Notes and such pari passu senior subordinated Indebtedness tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such pari passu senior subordinated Indebtedness (to the extent that such senior subordinated Indebtedness permits such selection) to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
Section 4.11.    Transactions with Affiliates.
(a)    The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries to, make any payment or distribution to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, (i) any Affiliate of the Authority or any of its Restricted Subsidiaries or (ii) any member of the Tribe or any business entity directly or indirectly controlled by any member or members of the Tribe (each of the foregoing, an “Affiliate Transaction”), unless: (i) such Affiliate Transaction is on terms that are no less favorable to the Authority or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Authority or such Restricted Subsidiary with an unrelated Person;

(ii) other than with respect to transactions undertaken in the ordinary course of business, no Default or Event of Default shall have occurred and be continuing or would result from any such Affiliate Transaction; and (iii) the Authority delivers to the Trustee: (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Management Board set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Management Board; and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Authority or such Restricted Subsidiary of such Affiliate Transaction (or series of related Affiliate Transactions) from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
(b)    The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.1l(a) hereof: (i) any employment agreement or arrangement entered into by the Authority or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Authority or such Restricted Subsidiary; (ii) transactions between or among the Authority and/or its Restricted Subsidiaries; (iii) payment of reasonable Management Board fees to members of the Management Board; (iv) transactions with Persons in whom the Authority owns any Equity Interests, so long as the remaining equity holders of such Person are not Affiliates of the Tribe, the Authority or any of its Subsidiaries provided that no Default or Event of Default shall have occurred and be continuing or would result from entering into such transaction; (v) Government Service Payments; (vi) transactions pursuant to the Relinquishment Agreement; (vii) Restricted Payments or Permitted Investments that are made in compliance with the provisions of Section 4.07 hereof; (viii) contractual arrangements existing on the Issue Date and any renewals, extensions and modifications thereof that are not materially adverse to Holders; (ix) reasonable and customary employment and bid preferences to members of the Tribe and businesses owned by members of the Tribe in accordance with Tribal law or policy (as such Tribal law or policy exists on the Issue Date, together with such amendments that would not reasonably be expected to be materially adverse to the interests of the Holders); and (x) provision by the Authority or any of its Restricted Subsidiaries of development or management services to a joint venture or an Unrestricted Subsidiary engaged in the Principal Business or a Related Business; provided that the Authority or such Restricted Subsidiary, as the case may be, is reimbursed by the joint venture or Unrestricted Subsidiary for all incremental out-of-pocket costs and expenses (including without limitation payroll) it incurs in providing such services.
Section 4.12.    Liens.
The Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their respective property or assets, or any proceeds therefrom, now owned or hereafter acquired which secures either:
(a)    Subordinated Indebtedness, unless the Notes are (and/or each applicable Guarantee is) secured by a Lien on such property, assets or proceeds, which Lien is senior in priority to the Liens securing such Subordinated Indebtedness; or
(b)    other senior subordinated Indebtedness pari passu in right of payment with the Notes, unless the Notes are (and/or each applicable Guarantee is) equally and ratably secured with the Liens securing such pari passu Indebtedness.

Section 4.13.    Line of Business.
The Authority shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than the Principal Business or a Related Business.
Section 4.14.    Existence of the Authority and Maintenance of the Lease.
(a)    The Authority shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect their respective existence, in accordance with their respective organizational documents, and their respective rights (contractual, charter and statutory), licenses and franchises, except to the extent permitted under Section 5.01 hereof; provided, however, that neither the Authority nor any Restricted Subsidiary shall be required to preserve, with respect to itself, any license, right or franchise and, with respect to its Restricted Subsidiaries, any such existence, license, right or franchise, if its Management Board or Board of Directors, or other governing body or officers authorized to make such determination, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Authority or any Restricted Subsidiary, and that the loss thereof is not adverse in any material respect to the Holders.
(b)    Subject to the provisions described in Section 13.01 hereof, the Authority shall do, or cause to be done, all things necessary to perform any material covenants set forth in the Lease in order to keep the Lease in full force and effect.
Section 4.15.    Offer to Repurchase at the Option of Holders upon Change of Control.
(a)    If a Change of Control occurs, each Holder will have the right to require the Authority to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a change of control offer (a “Change of Control Offer”). In the Change of Control Offer, the Authority will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest thereon to the date of purchase.
(b)    Within 20 Business Days following any Change of Control, the Authority will deliver a notice to each Holder (and, unless the Trustee makes the mailing on behalf of the Authority, to the Trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which shall be no earlier than 30 days nor later than 60 days from the date such notice is electronically delivered or mailed (a “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice. If the Authority wishes the Trustee to do the mailing, it will give the Trustee adequate prior notice so that the Trustee may do so. The Authority will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.
(c)    On the Change of Control Payment Date, the Authority, to the extent lawful, will: (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Authority.
(d)    The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Authority will notify the Trustee and will instruct the Trustee to notify the Holders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
(e)    Prior to complying with this Section 4.15, but in any event within 90 days following a Change of Control, the Authority will either repay all Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this Section 4.15.
(f)    Notwithstanding anything to the contrary in this Section 4.15, the Authority shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and all other provisions of this Indenture applicable to a Change of Control Offer made by the Authority and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
Section 4.16.    No Layering of Debt.
The Authority will not incur any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Indebtedness of the Authority and senior in right of payment to the Notes. No Guarantor will incur any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Indebtedness of such Guarantor and senior in right of payment to such Guarantor’s Guarantee. No such Indebtedness will be considered to be contractually subordinated or junior in right of payment to any Senior Indebtedness of the Authority or any Guarantor by virtue of being unsecured or by virtue of being secured on a junior priority basis.
Section 4.17.    Sale and Leaseback Transactions.
The Authority will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction involving the Resort or any Key Project Assets; provided that the Authority or any of its Restricted Subsidiaries may enter into such a sale and leaseback transaction if: (i) the Authority or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to Section 4.09(a) or Section 4.09(b)(ix) hereof and (b) incurred a Lien on the Property subject to such sale and leaseback to secure such Indebtedness pursuant to Section 4.12 hereof, and thereafter for the term of the applicable lease, the Authority or such Restricted Subsidiary will be deemed to have incurred Indebtedness in the amount of the Attributable Debt secured by a Lien on such Property; (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in the good faith, reasonable judgment of the Management Board and set forth in an Officer’s Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and, in the case of any such transaction (or series of related transactions) involving the sale of assets with a value in excess of $25.0 million, an opinion as to the fairness to the Authority or such Restricted Subsidiary of such sale and leaseback transaction from a financial point of view is issued by an accounting, appraisal or investment banking firm of national standing; (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Authority applies the proceeds of such transaction in compliance with Section 4.10 hereof; and (iv) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such transaction.

Section 4.18.	Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries.
The Authority (i) will not, and will not permit any Restricted Subsidiary of the Authority to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Authority to any Person (other than the Authority or another Wholly Owned Restricted Subsidiary of the Authority), unless (a) (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary or (2) the Authority’s Investment in such formerly Wholly Owned Restricted Subsidiary remaining immediately after giving effect to such transfer, conveyance, sale, lease or other disposition would be permitted under Section 4.07 hereof, and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 4.10 hereof, and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Authority to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Authority or a Wholly Owned Restricted Subsidiary of the Authority unless upon such issuance, the Authority’s Investment in any such formerly Wholly Owned Restricted Subsidiary would be permitted under Section 4.07 hereof.
Section 4.19.    Payments for Consent.
The Authority will not, and will not permit any of its Restricted Subsidiaries to directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes, as the case may be, unless such consideration is offered to be paid to all Holders, and paid to all Holders, in each case that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.
Section 4.20.    Guarantees.
As of the Issue Date, the Pocono Downs Subsidiaries, the WNBA Subsidiary, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC and MTGA Gaming, LLC shall be Guarantors. If the Authority acquires or creates any Restricted Subsidiary after the Issue Date that guarantees other debt of the Authority or which is obligated on other debt in excess of $50.0 million (as measured with respect to each such Restricted Subsidiary), then that newly acquired or created Restricted Subsidiary must (i) execute a supplemental indenture satisfactory to the Trustee to become a Guarantor, which Supplemental Indenture shall not include any provisions that conflict with the limitations in Section 13.01, and (ii) deliver an Opinion of Counsel to the Trustee in respect of the foregoing requirements, in each case within 20 business days of the date on which it is acquired or created.
Section 4.21.    Ownership Interests in the Authority.
Neither the Tribe nor the Authority shall permit any Person other than the Tribe to acquire any Ownership Interest whatsoever in the Authority.

Section 4.22.    Payments Under the Relinquishment Agreement.
All Obligations under the Notes will be on parity with the Junior Relinquishment Payments (as defined in the Relinquishment Agreement). The Authority will not designate the Senior Relinquishment Payments (as defined in the Relinquishment Agreement) as Designated Senior Indebtedness and the Authority will not amend (i) Section 6.2 of the Relinquishment Agreement in a manner adverse to Holders or (ii) any other provision of the Relinquishment Agreement in a manner materially adverse to Holders.
Section 4.23.     [Intentionally Omitted].
Section 4.24.    Restrictions on Leasing and Dedication of Property.
(a)    Except as provided in Section 4.24(b) hereof, the Authority will not lease, sublease, or grant a license, concession or other agreement to occupy, manage or use any material portion of the Authority’s property and assets owned or leased by the Authority and located on the Resort (each, a “Lease Transaction”).
(b)    Section 4.24(a) hereof will not prohibit any of the following Lease Transactions:
(i)    the Authority may enter into a Lease Transaction with any Person (including, without limitation, a lease for the purpose of developing, constructing, operating and managing retail, restaurant and other commercial establishments within the Resort); provided that: (A) such Lease Transaction will not materially interfere with, impair or detract from the operations of the Resort; (B) such Lease Transaction contains rent and such other terms such that the Lease Transaction, taken as a whole, is commercially reasonable in light of prevailing or comparable transactions in other casinos, hotels, attractions or shopping venues; and (C) such Lease Transaction complies with all applicable law, including obtaining any consent of the BIA, if required;
(ii)    the Lease and any amendments, extensions, modifications or renewals thereof which are not materially adverse to the Holders;
(iii)    the Authority may enter into a management or operating agreement with respect to any of the Authority’s property and assets with any Person (a “Management Contract”); provided that: (A) the manager or operator has experience in managing or operating similar operations and, in the case of a Management Contract in respect of Gaming activities, is a Qualified Gaming Company; (B) such Management Contract is on commercially reasonable and fair terms to the Authority; and (C) to the extent required by law, such Management Contract has been submitted to and approved by the NIGC; and
(iv)    the Relinquishment Agreement and any amendments, extensions, modifications or renewals thereof which are not materially adverse to the Holders.
(c)    No Lease Transaction may provide that the Authority may subordinate its leasehold or fee interest to the real property interest of any financing party of any lessee, and no person other than the Authority may conduct gaming or casino operations on any property that is the subject of a Lease

Transaction.
Section 4.25.    Maintenance of Insurance.
Until the Notes have been paid in full, the Authority shall maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self-insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, liability, property and casualty.
Customary insurance coverage shall be deemed to include the following:
(a)    workers’ compensation insurance to the extent required to comply with all applicable state, territorial, or United States laws and regulations, or the laws and regulations of any other applicable jurisdiction;
(b)    comprehensive general liability insurance with minimum limits of $2.0 million;
(c)    umbrella or bumbershoot liability insurance providing excess liability coverage over and above the foregoing underlying insurance policies up to a minimum limit of $75.0 million; and
(d)    property insurance protecting the Resort and Pocono Downs against loss or damage by fire, lightning, windstorm, tornado, water damage, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane, and such other risks and hazards as are from time to time covered by an “all-risk” policy or a property policy covering “special” causes of loss (such insurance shall provide coverage of not less than the Maximum Foreseeable Loss (as determined from time to time) in respect of the Resort and related improvements and Pocono Downs and related improvements.
Section 4.26.    Gaming Licenses.
The Authority will use its commercially reasonable best efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of the Resort and Pocono Downs; provided that, if in the course of the exercise of its governmental or regulatory functions the Authority is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of the Resort as a result of any noncompliance with the law, the Authority will use its commercially reasonable best efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Resort will be open and fully operating.
The Authority shall file with the Trustee and provide Holders any Notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines from the NIGC pursuant to 25 C.F.R. Part 573 or 575 or any successor provision, and any Notice of Non-Compliance issued by, or cause of action commenced by, the State of Connecticut under Section 13 of the Compact, or any successor provision.
Section 4.27.    [Intentionally Omitted].
Section 4.28.    Suspension of Covenants.
Following the first date upon which the Notes are rated Baa3 or better by Moody’s Investors

Service, Inc. (“Moody’s”) and BBB- or better by Standard & Poor’s Ratings Group (“S&P”) (or, in either case, if such person ceases to rate the Notes for reasons outside of the control of the Authority, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by the Authority as a replacement agency) (the “Rating Event Date”) and provided no Default or Event of Default shall exist on the Rating Event Date, the covenants specifically listed under Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.18, Section 4.20, Section 4.24 and Section 4.25 hereof (collectively, the “Suspended Covenants”) will no longer be applicable to the Notes; provided, however, that in the event that at any time after a Rating Event Date, the Notes shall be rated lower than Baa3 by Moody’s or lower than BBB- by S&P, or any equivalent rating by a successor agency to Moody’s or S&P, the Suspended Covenants shall be automatically reinstated (the “Reinstated Covenants”) with respect to the Notes and all transactions by the Authority that occurred during the time that such covenants were suspended (the “Suspension Period”) and that would have violated such covenants had such covenants been in effect at the time shall be deemed not to constitute a Default or Event of Default, as the case may be, and shall be deemed to have been in compliance with such covenants for all purposes; provided further that thereafter all transactions by the Authority occurring on or after the date on which the Suspended Covenants have been reinstated (such date, the “Reinstatement Date”) shall be required to be in compliance with the Reinstated Covenants. For purposes of interpreting the definition of “Permitted Liens” during the time any Suspended Covenants are suspended, the definition should be read as if the Suspended Covenants were not so suspended. Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.07 hereof will be made as though such covenant had been in effect from the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.07(a) hereof to the extent provided therein.
Section 4.29.    Maintenance of Properties.
Subject to, and in compliance with, Section 13.01, the Authority shall cause all material properties used or useful in the conduct of its business or the business of any of the Guarantors to be maintained and kept in good operating condition, repair and working order (ordinary wear and tear and casualty loss excepted) and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided that the Authority shall not be obligated to make or cause to be made such repairs, renewals, replacements, betterments and improvements or maintain such properties if the failure to do so would not result in a material adverse effect on the ability of the Authority and the Guarantors to satisfy their obligations under the Notes, the Guarantees and this Indenture.
Section 4.30.    Defense of Indenture.
If any Person commences any action or proceeding seeking to characterize the Indenture or any interest thereunder, for any reason (i) as constituting, creating or providing a “proprietary interest” in gaming activities or gaming operations or (ii) constituting a “management contract” or a “management agreement”, in either case in violation of IGRA, the Authority will, at its own cost, object to any such characterization and support and defend the Indenture, as not creating providing or constituting any “proprietary interest” in gaming activities and not constituting a “management contract” or a “management agreement”, in either case in violation of IGRA or any other Law.

ARTICLE 5

SUCCESSORS
Section 5.01.    Liquidation or Dissolution.
(a)    The Authority shall not consolidate or merge with or into any other Person (other than a consolidation or merger with a Wholly Owned Restricted Subsidiary of the Authority in which the Authority is the surviving entity).
(b)    Subject to the foregoing subsection (a) and the provisions of Sections 4.10 and 10.03 hereof, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless (A) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Indenture and the Notes pursuant to a supplemental indenture and/or joinder in form and substance reasonably satisfactory to the Trustee (provided that such document shall not contain provisions that conflict with the limitations in Section 13.01); and (B) immediately after giving effect to such transaction, no Default or Event of Default exists; provided, any Guarantor may merge with or into another Guarantor.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01.    Events of Default.
An Event of Default (“Event of Default”) occurs with respect to the Notes if:
(a)    the Authority or any Guarantor defaults for 30 days in the payment when due of interest on the Notes (whether or not prohibited by Article 11);
(b)    the Authority or any Guarantor defaults in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by Article 11);
(c)    the Authority or any of its Restricted Subsidiaries fails to comply with any of the provisions of Section 4.10 or 5.01 hereof;
(d)    the Authority or any of its Restricted Subsidiaries fails for 30 days after notice to the Authority by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes to comply with any covenant, representation, warranty or other agreement in this Indenture or the Notes;
(e)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Authority or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Authority or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if that default (i) is caused by a failure to pay principal of or premium, if any, or interest on such

Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (ii) results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to $50.0 million or more;
(f)    the Authority or any of its Restricted Subsidiaries fails to pay final judgments in amounts not covered by insurance or not adequately reserved for in accordance with GAAP aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed (by reason of pending appeal or otherwise) for a period of 60 days;
(g)    the Authority or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of the Bankruptcy Law:
(i)    commences a voluntary case,
(ii)    consents to the entry of an order for relief against it in an involuntary case,
(iii)    consents to the appointment of a custodian of it or for all or substantially all of its property,
(iv)    makes a general assignment for the benefit of its creditors, or
(v)    generally is not paying its debts as they become due; or
(h)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)    is for relief against the Authority or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;
(ii)    appoints a custodian of the Authority or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, for all or substantially all of the property of the Authority or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or
(iii)    orders the liquidation of the Authority or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days;
(i)    revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations for a period of more than 90 consecutive days at the Resort or Pocono Downs;
(j)    cessation of gaming operations for a period of more than 90 consecutive days at the Resort or Pocono Downs (other than as a result of a casualty loss);
(k)    the Lease ceases to be in full force and effect in any material respect; and
(l)    failure by the Tribe to comply with the provisions of Article 12 hereof for 30 days after notice to the Authority and the Tribe by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding provided that such 30-day period shall not apply to any failure by the Tribe to comply with clauses (h), (j), (m) and (o) of Section 12.01.
Section 6.02.    Acceleration.
If any Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 hereof with respect to the Authority, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (g) or (h) of Section 6.01 hereof occurs with respect to the Authority, any of its Restricted Subsidiaries that are Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.
If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Authority with the intention of avoiding payment of the premium that the Authority would have to pay if the Authority had elected to redeem the Notes pursuant to Section 3.07 hereof, then, upon acceleration of the Notes, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, anything in this Indenture or in the Notes to the contrary notwithstanding.
Section 6.03.    Other Remedies.
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04.    Waiver of Past Defaults.
Holders of not less than a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default (other than nonpayment of principal, interest or premium that has become due solely because of an acceleration that has been rescinded) in the payment of premium, if any, or interest on, or the principal of, the Notes, including in connection with an offer to purchase. Upon any such waiver, such Default shall cease to exist with respect to the Notes, and any Event of Default arising therefrom shall be deemed to have been cured with respect to the Notes for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05.    Control by Majority.
Holders of a majority in principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.
Section 6.06.    Limitation on Suits.
A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:
(a)    the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;
(b)    the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;
(c)    such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;
(d)    the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and
(e)    during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.
A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07.    Rights of Holders to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08.    Collection Suit by Trustee.
If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Authority for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09.    Trustee May File Proofs of Claim.
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Authority (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10.    Priorities.
If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:
First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
Second: to Holders for amounts due and unpaid on the Notes for principal, premium and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Third: to the Authority or to such party as a court of competent jurisdiction shall direct.
The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.
Section 6.11.    Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the Notes then outstanding.
ARTICLE 7

TRUSTEE
Section 7.01.    Duties of Trustee.
(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)    Except during the continuance of an Event of Default:
(i)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.
(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(i)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.
(e)    No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Authority. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(g)    Delivery of reports, information and documents to the Trustee under Section 4.03 hereof is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Authority’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
Section 7.02.    Rights of Trustee.
(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Authority shall be sufficient if signed by an Officer of the Authority.
(f)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.
(g)    Except with respect to Section 7.01 hereof, the Trustee shall have no duty to inquire as to the performance of the Authority’s covenants in Article 4 or Article 12 hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 6.01(a) or (b) or Section 4.01 hereof or (ii) any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification or obtained actual knowledge.
(h)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Authority personally or by agent or attorney during regular business hours.
(i)    In the absence of a written direction to do so received by the Trustee pursuant to Section 6.05 hereof from Holders of a majority in principal amount of the then outstanding Notes and indemnification from such Holders for any costs incurred by the Trustee in acting pursuant to such direction, the Trustee shall be under no duty to inquire into or to determine whether the Authority has taken any “willful action” under Section 6.02 hereof.
Section 7.03.    Individual Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Authority or any Affiliate of the Authority with the same rights it would have if it were not Trustee. The Trustee is also subject to Section 7.10 and 7.11 hereof.
Section 7.04.    Trustee’s Disclaimer.
The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Authority’s use of the proceeds from the Notes or any money paid to the Authority or upon the Authority’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05.    Notice of Defaults.
If a Default or Event of Default occurs and is continuing, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after a Responsible Officer of the Trustee has knowledge thereof. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.
Section 7.06.    Reports by Trustee to Holders.
Within 60 days after each May 15 beginning with the May 15 following the Issue Date, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail or other method all reports as required by TIA § 313(c).
A copy of each report at the time of its mailing to the Holders shall be mailed to the Authority and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Authority shall promptly notify the Trustee when the Notes are listed on any stock exchange.
At the expense of the Authority, the Trustee or, if the Trustee is not the Registrar, the Registrar, shall report the names of record Holders to any Gaming Regulatory Authority when requested to do so by the Authority.
At the express direction of the Authority and at the Authority’s expense, the Trustee will provide any Gaming Regulatory Authority with:
(i)    copies of all notices, reports and other written communications which the Trustee gives to Holders;
(ii)    a list of all of the Holders promptly after the original issuance of the Notes and periodically thereafter if the Authority so directs;
(iii)    notice of any Default under this Indenture, any acceleration of the Indebtedness evidenced hereby, the institution of any legal actions or proceedings before any court or governmental authority in respect of a Default or Event of Default hereunder;
(iv)    notice of the removal or resignation of the Trustee within five Business Days of the effectiveness thereof;
(v)    notice of any transfer or assignment of rights under this Indenture known to the Trustee within five Business Days thereof; and
(vi)    a copy of any amendment to the Notes or this Indenture within five Business Days of the effectiveness thereof.
To the extent requested by the Authority and at the Authority’s expense, the Trustee shall cooperate with any Gaming Regulatory Authority in order to provide such Gaming Regulatory Authority with the information and documentation requested and as otherwise required by applicable law.
Section 7.07.    Compensation and Indemnity.

The Authority shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Authority shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
The Authority shall indemnify the Trustee and its directors, officers, employees and agents against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Authority (including this Section 7.07) and defending itself against any claim (whether asserted by the Authority or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense is attributable to its negligence or bad faith. The Trustee shall notify the Authority promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Authority shall not relieve the Authority of its obligations hereunder. The Authority shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Authority shall pay the reasonable fees and expenses of such counsel. The Authority need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.
The obligations of the Authority under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.
To secure the Authority’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.
When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.
Section 7.08.    Replacement of Trustee.
A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.
The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Authority. The Holders of a majority in principal amount of all Notes then outstanding may remove the Trustee by so notifying the Trustee and the Authority in writing. The Authority may remove the Trustee if:
(a)    the Trustee fails to comply with Section 7.10 hereof;

(b)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(c)    a custodian or public officer takes charge of the Trustee or its property; or
(d)    the Trustee becomes incapable of acting.
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Authority shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Authority.
If any Gaming Regulatory Authority requires a Trustee to be approved, licensed or qualified and the Trustee fails or declines to do so, such approval, license or qualification shall be obtained upon the request of, and at the expense of, the Authority unless the Trustee declines to do so, or, if the Trustee’s relationship with the Authority may, in the Authority’s discretion, jeopardize any material gaming license or franchise or right or approval granted thereto, the Trustee shall resign, and, in addition, the Trustee may at its option resign if the Trustee in its sole discretion determines not to be so approved, licensed or qualified.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Authority, or the Holders of at least a majority in principal amount of all Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee, after written request by the Holders of a majority in principal amount of all Notes then outstanding, fails to comply with Section 7.10 hereof, such Holders may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Authority. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Authority’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.
Section 7.09.    Successor Trustee by Merger, etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the trust created by this Indenture) to, another corporation, the successor corporation without any further act shall be the successor Trustee.
Section 7.10.    Eligibility; Disqualification.
There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, or together with all of its Subsidiaries and parent entities has, a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.
This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).
Section 7.11.    Preferential Collection of Claims Against the Authority.
The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8

SATISFACTION AND DISCHARGE; LEGAL DEFEASANCE
AND COVENANT DEFEASANCE
Section 8.01.    Satisfaction and Discharge.
This Indenture will be discharged and will cease to be of further effect as to all Notes when:
(1)    either:
(a)    all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Authority) have been delivered to the Trustee for cancellation; or
(b)    all Notes that have not been delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise, (ii) will become due and payable within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Authority, and in each case the Authority has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;
(2)    no Default or Event of Default has occurred and is continuing on the date of any such deposit or shall occur as a result of any such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Authority is a party or by which it is bound;

(3)    the Authority has paid or caused to be paid all sums payable by it under this Indenture with respect to the Notes; and
(4)    the Authority has delivered irrevocable instructions to the Trustee under this Indenture to apply any deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.
In addition, the Authority must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Notwithstanding the foregoing paragraphs in this Section 8.01, the Authority’s Obligations in Article 2 hereof and in Sections 4.01, 4.02, 7.07, 7.08, 8.07 and 8.08 hereof shall survive until the Notes are no longer outstanding. After the Notes are no longer outstanding, the Authority’s Obligations in Sections 7.07, 8.07 and 8.08 hereof shall survive.
After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Authority’s Obligations under the Notes, the Guarantors’ obligations under the Guarantees and this Indenture except for those surviving Obligations specified above.
Section 8.02.    Option to Effect Legal Defeasance or Covenant Defeasance.
The Authority may, at the option of its Management Board evidenced by a resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.03 or 8.04 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.03.    Legal Defeasance and Discharge.
Upon the Authority’s exercise under Section 8.02 hereof of the option applicable to this Section 8.03, the Authority shall, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Authority shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.06 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Authority, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.05 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Authority’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Authority’s obligations in connection therewith, (d) this Article 8 and (e) the rights of Holders to file an unconsented suit or other action permitted in accordance with the Tribe’s and/or the Authority’s waiver of sovereign immunity. Subject to compliance with this Article 8, the Authority may exercise its option under this Section 8.03 notwithstanding the prior exercise of its option under Section 8.04 hereof.
Section 8.04.    Covenant Defeasance.

Upon the Authority’s exercise under Section 8.02 hereof of the option applicable to this Section 8.04, the Authority shall, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, be released from its obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14(b), 4.15, 4.17, 4.18, 4.20, 4.21, 4.22, 4.24, 4.25 and 4.29 hereof and Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.05 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Authority may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Authority’s exercise under Section 8.02 hereof of the option applicable to this Section 8.04 hereof, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, Sections 6.01(c) through 6.01(f) and Sections 6.01(i) through 6.01(l) hereof shall not constitute Events of Default.
Section 8.05.    Conditions to Legal or Covenant Defeasance.
The following shall be the conditions to the application of either Section 8.03 or 8.04 hereof to the outstanding Notes:
In order to exercise either Legal Defeasance or Covenant Defeasance:
(a)    the Authority must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and interest on the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be;
(b)    in the case of an election under Section 8.03 hereof, the Authority shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Authority has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(c)    in the case of an election under Section 8.04 hereof, the Authority shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article 8 concurrently with such incurrence) or insofar as Sections 6.01(g) or 6.01(h) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;
(e)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Authority or any of its Restricted Subsidiaries is a party or by which the Authority or any of its Restricted Subsidiaries is bound; and
(f)    the Authority shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.06.	Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 8.07 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.06, the “Trustee”) pursuant to Section 8.05 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Authority acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
The Authority shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.05 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Authority from time to time upon the request of the Authority any money or non-callable Government Securities held by it as provided in Section 8.05 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.05(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.07.    Repayment to Authority
Any money deposited with the Trustee or any Paying Agent, or then held by the Authority, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Authority on its request or (if then held by the Authority) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Authority for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Authority as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Authority cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Authority.
Section 8.08.    Reinstatement.
If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.03 or 8.04 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Authority’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.03 or 8.04 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.03 or 8.04 hereof, as the case may be; provided, however, that, if the Authority makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Authority shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01.    Without Consent of Holders.
Notwithstanding Section 9.02 hereof, the Authority, the Tribe and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note to:
(a)    cure any ambiguity, defect or inconsistency;
(b)    conform the text of this Indenture or the Notes to any provision of the Description of New Senior Subordinated Notes contained in the Offering Memorandum to the extent that such provision in the Description of New Senior Subordinated Notes was intended to be a verbatim recitation of a provision in this Indenture or the Notes, which intent shall be evidenced by an Officers’ Certificate to that effect;
(c)    provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;
(d)    provide for the assumption of the Authority’s or a Guarantor’s obligations to the Holders in the case of a merger or consolidation not prohibited by the terms of this Indenture or sale of all or substantially all of the Authority’s or such Guarantor’s assets;
(e)    make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of such Holders;

(f)    comply with requirements of the SEC in order to effect, obtain or maintain the qualification of this Indenture under the TIA;
(g)    allow any Subsidiary to execute a Guarantee and a supplemental indenture relating to a Guarantee or release any Guarantor from its obligations under its Guarantee or this Indenture in accordance with the terms of this Indenture; or
(h)    mortgage, pledge, hypothecate or grant any Lien in favor of the Trustee for the benefit of the Holders, as security for the payment and performance of all Obligations with respect to the Notes.
Upon the request of the Authority accompanied by a resolution of its Management Board authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Authority and the Guarantors, if any, in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
Section 9.02.    With Consent of Holders.
(a)    Except as provided below in this Section 9.02, the Authority, the Tribe and the Trustee may amend or supplement this Indenture (including Sections 3.10 and 4.10 hereof) and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).
(b)    Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.
(c)    Upon the request of the Authority accompanied by a resolution of its Management Board authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Authority in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.
(d)    It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

(e)    After an amendment, supplement or waiver under this Section becomes effective, the Authority shall mail to the Holders a notice briefly describing the amendment, supplement or waiver. Any failure of the Authority to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Authority with any provision of this Indenture or the Notes.
(f)    Without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a nonconsenting Holder):
(i)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(ii)    reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes except as provided above with respect to Sections 3.10, 4.10 and 4.15 hereof;
(iii)    reduce the rate of or change the time for payment of interest on any Note;
(iv)    waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration after the payment default that triggered such acceleration has been cured);
(v)    make any Note payable in money other than that stated in such Note;
(vi)    make any change in the provisions of this Indenture relating to waivers of past Defaults or relating to the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes (other than pursuant to Sections 3.10, 4.10 and 4.15 hereof);
(vii)    waive a redemption payment with respect to any Note (other than a payment required by Sections 3.10, 4.10 and 4.15 hereof);
(viii)    release any Guarantor from its obligations under its Guarantee or this Indenture, except in accordance with the terms of this Indenture;
(ix)    make any change to the sovereign immunity waiver, governing law and consent to jurisdiction provisions of this Indenture or the Notes; or
(x)    make any change in the foregoing (or following) amendment and waiver provisions.
(g)    Without the consent of holders of at least 66 2/3% of the aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Notes), the Authority may not amend, alter or waive the provisions set forth in Section 4.15 in a manner that adversely affects the rights of the Holders. In addition, without the consent of holders of at least 75% of the aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Notes), the Authority may not amend, alter or waive the provisions of Article 11 of this Indenture in a manner that adversely affects the rights of the Holders.
Section 9.03.    [Intentionally Omitted].
Section 9.04.    Revocation and Effect of Consents.
Until an amendment, supplement or waiver becomes effective (as determined by the Authority and which may be prior to any such amendment, supplement or waiver becoming operative), a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same Indebtedness as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date of the waiver, supplement or amendment becomes effective (as determined by the Authority and which may be prior to any such amendment, supplement or waiver becoming operative). After an amendment, supplement or waiver becomes effective, it shall bind every Holder.
The Authority may, and shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be the date so fixed by the Authority. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date, and only those Persons (or their duly designated proxies), shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.
Section 9.05.    Notation on or Exchange of Notes.
The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Authority in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06.    Trustee to Sign Amendments, etc.
The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Authority may not sign an amendment or supplemental Indenture until the Management Board approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

GUARANTEES
Section 10.01.    Unconditional Guarantee.
Each Guarantor shall unconditionally, jointly and severally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns that: (i) the principal of and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration or otherwise and interest on the overdue principal of, if any, and interest on any interest, to the extent lawful, on the Notes and all other Obligations of the Authority to the Holders or the Trustee under this Indenture or the Notes will be promptly paid in full or performed, all in accordance with the terms hereof and thereof and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration or otherwise.
Each Guarantor agrees that, as between such Guarantor on the one hand, and the Holders and the Trustee on the other hand, (x) the maturity of the Obligations Guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations Guaranteed hereby, and (y) in the event of any acceleration of such Obligations as provided in Article 6 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of the Guarantee in each case to the extent lawful.
Each Guarantor agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Authority, any action to enforce the same or any other circumstance (other than payment in full) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor in each case to the extent lawful. Each Guarantor waives, to the extent lawful, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Authority, any right to require a proceeding first against the Authority, protest, notice and all demands whatsoever and covenants that the Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in the Guarantee. If any Holder or the Trustee is required by any court or otherwise to return to the Authority, any Guarantor, or any Custodian acting in relation to the Authority or any Guarantor, any amount paid by the Authority or such Guarantor to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that, in the event of Default in the payment of principal (or premium, if any) or interest on the Notes, whether at their Stated Maturity, by acceleration, upon redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce the Guarantee without first proceeding against the Authority. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce any other right or remedy with respect to the Notes, the Guarantors, to the extent lawful, will pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders. The Guarantors will agree to pay, in addition to the amount stated above, any and all out-of-pocket reasonable expenses (including reasonable counsel fees and expenses) incurred by the Trustee and the Holders in enforcing any rights under the Guarantees with respect to the Guarantors.
Section 10.02.    Severability.
In case any provision of the Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 10.03.    Release of Guarantor.
A Guarantor may, by execution and delivery to the Trustee of a supplemental indenture reasonably satisfactory to the Trustee, be automatically and unconditionally released from its Guarantee upon the occurrence of any of the following:
(x) the sale, exchange, transfer or other disposition to any Person that is not required to become a Guarantor of all of the Capital Stock of (including by way of merger or consolidation), or all or substantially all the assets of, such Guarantor, which sale, exchange or transfer is made in accordance with the provisions of this Indenture (including without limitation Section 4.10 hereof);
(y) such Guarantor otherwise ceases to be a Subsidiary of the Authority in a transaction permitted by this Indenture; or
(z) the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Indenture;
provided, in each such case, the Authority has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transactions have been complied with and that such release is authorized and permitted under this Indenture.
Section 10.04.    Limitation on Amount Guaranteed.
The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution Obligations under this Indenture, result in the Obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.
Section 10.05.    Waiver of Subrogation.
Until payment in full is made on the Notes and all other Obligations of the Authority to the

Holders or the Trustee hereunder and under the Notes, each Guarantor irrevocably waives any claim or other rights it acquires against the Authority that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under the Guarantee and this Indenture, including without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder against the Authority, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Authority, directly or indirectly, in cash or other property or by set-off or any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 10.05 is knowingly made in contemplation of such benefits.
Section 10.06.    Execution of Guarantee.
To evidence its Guarantee to the Holders set forth in this Article 10, each Guarantor will execute the Guarantee in substantially the form attached to this Indenture as Exhibit E, which shall be endorsed on each Note ordered to be authenticated and delivered by the Trustee. Each Guarantor agrees that the Guarantee set forth in this Article 10 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Guarantee. The Guarantee shall be signed on behalf of each Guarantor by one Officer of such Guarantor (each of whom shall, in each case, have been duly authorized by all requisite corporate actions), and the delivery of such Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee on behalf of such Guarantor. Such signatures upon the Guarantee may be by manual or facsimile signature of such officers and may be imprinted or otherwise reproduced on the Guarantee, and in case any such Officer who shall have signed the Guarantee shall cease to be such officer before the Note on which the Guarantee is endorsed shall have been authenticated and delivered by the Trustee or disposed of by the Authority, such Note nevertheless may be authenticated and delivered or disposed of as though the person who signed the Guarantee had not ceased to be such Officer of such Guarantor.
Section 10.07.    Waiver of Stay, Extension or Usury Laws.
Each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Guarantor from performing the Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) each Guarantor expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
Section 10.08.    Subordination of Guarantee.
The Obligations of each Guarantor under its Guarantee pursuant to this Article 10 shall be junior and subordinated to the Senior Indebtedness of such Guarantor on the same basis as the Notes are junior and subordinated to the Senior Indebtedness of the Authority. For the purposes of the foregoing sentence, and notwithstanding anything to the contrary contained herein, the Trustee and the Holders shall have the right to receive and/or retain payments by any of the Guarantors (or any Person acting on their behalf) only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Indenture, including Article 11 and the holders of Senior Indebtedness shall have the same rights and remedies provided for in Article 11.
ARTICLE 11

SUBORDINATION
Section 11.01.    Agreement to Subordinate.
The Authority agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 11, to the prior payment in full of all existing and future Senior Indebtedness. The provisions of this Article 11 are made for the benefit of the holders of any Senior Indebtedness, each of which is made an obligee hereunder and any one or more of which may enforce such provisions. The provisions of this Article 11 shall be reinstated if at any time any payment made on account of any Senior Indebtedness is rescinded or must otherwise be returned by the holder receiving payment thereof or any representative of such holder upon the insolvency, bankruptcy or reorganization of the Authority or otherwise.
Section 11.02.    [Intentionally Omitted].
Section 11.03.    Liquidation; Dissolution; Bankruptcy.
Upon any distribution to creditors of the Authority or any Guarantor in an Insolvency or Liquidation Proceeding relating to the Authority, the Guarantors or their respective property:
(i)    holders of Senior Indebtedness shall be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before Holders shall be entitled to receive any payment with respect to the Notes (except that Holders may receive and retain (A) Permitted Junior Securities and (B) payments and other distributions made from any defeasance trust created pursuant to Section 8.02 hereof); and
(ii)    until all Obligations with respect to Senior Indebtedness (as provided in clause (i) above) are paid in full, any distribution to which Holders would be entitled but for this Article 11 shall be made to holders of Senior Indebtedness (except that Holders of Notes may receive and retain (A) Permitted Junior Securities and (B) payments and other distributions made from any defeasance trust created pursuant to Section 8.02 hereof), as their interests may appear.
Section 11.04.    Default on Designated Senior Indebtedness.
(a) The Authority may not make any payment or distribution to the Trustee or any Holder in respect of Obligations with respect to the Notes and may not acquire from the Trustee or any Holder any Notes for cash or property (other than (A) Permitted Junior Securities and (B) payments and other distributions made from any defeasance trust created pursuant to Section 8.02 hereof) if:
(i)    a default in the payment of any principal or other Obligations with respect to Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Designated Senior Indebtedness; or
(ii)    a default, other than a payment default, on Designated Senior Indebtedness occurs and is continuing that then permits holders of such Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of the default (a “Payment Blockage Notice”) from a Person who may give it pursuant to Section 11.12 hereof. If the Trustee receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice shall be effective for purposes of this Section 11.04 unless and until (A) at least 360 days shall have elapsed since the delivery of the immediately prior Payment Blockage Notice and (B) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.
(b)    The Authority may and shall resume payments on and distributions in respect of the Notes and may acquire them upon the earlier of:
(i)    in the case of a payment default referred to in clause (i) of Section 11.04(a) hereof, the date upon which the default is cured or waived in writing, or
(ii)    in the case of a default referred to in clause (ii) of Section 11.04(a) hereof, 179 days pass after the applicable Payment Blockage Notice is received if the maturity of such Designated Senior Indebtedness has not been accelerated, if this Article 11 otherwise permits the payment, distribution or acquisition at the time of such payment, distribution or acquisition.
Section 11.05.    Acceleration of Notes.
If payment of the Notes is accelerated because of an Event of Default, the Authority shall promptly notify holders of Senior Indebtedness of the acceleration.
Section 11.06.    When Distribution Must Be Paid Over.
In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Notes (other than Permitted Junior Securities and payments and other distributions made from any defeasance trust created pursuant to Section 8.02 hereof) at a time when a Responsible Officer of the Trustee or such Holder, as applicable, has actual knowledge that such payment is prohibited by Section 11.04 hereof, such payment shall be held by the Trustee or such Holder, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Indebtedness as their interests may appear or their Representative under the indenture or other agreement (if any) pursuant to which Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Indebtedness remaining unpaid to the extent necessary to pay such Obligations in full and in cash in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.
With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article 11, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders or the Authority or any other Person money or assets to which any holders of Senior Indebtedness shall be entitled by virtue of this Article 11, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.
Section 11.07.    Notice by Authority.
The Authority shall promptly notify the Trustee and the Paying Agent of any facts known to the Authority that would cause a payment of any Obligations with respect to the Notes to violate this Article 11, but failure to give such notice shall not affect the subordination of the Notes to Senior Indebtedness as provided in this Article 11.
Section 11.08.    Subrogation.
After all Senior Indebtedness is paid in full and until the Notes are paid in full, Holders of Notes shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of Senior Indebtedness. A distribution made under this Article 11 to holders of Senior Indebtedness that otherwise would have been made to Holders of Notes is not, as between the Authority and Holders, a payment by the Authority on the Notes.
Section 11.09.    Relative Rights.
This Article 11 defines the relative rights of Holders of Notes and holders of Senior Indebtedness. Nothing in this Indenture shall:
(i)    impair, as between the Authority and Holders of Notes, the obligation of the Authority, which is absolute and unconditional, to pay principal of, premium on, if any, and interest on the Notes in accordance with their terms;
(ii)    affect the relative rights of Holders of Notes and creditors of the Authority other than their rights in relation to holders of Senior Indebtedness; or
(iii)    prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Indebtedness to receive distributions and payments otherwise payable to Holders of Notes.

If the Authority fails because of this Article 11 to pay principal of, premium on, if any, or interest on a Note on the due date, the failure is still a Default or Event of Default.
Section 11.10.    Subordination May Not Be Impaired.
No right of any holder of Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Authority, any Guarantor or any Holder or by the failure of the Authority, any Guarantor or any Holder to comply with this Indenture. The holders of Senior Indebtedness may, without notice to or consent of any Holders, (i) extend, renew, modify or amend the terms of the Senior Indebtedness (including changing the terms of payment) or any security therefor and release, sell or exchange such security or release any person in any manner liable for such Senior Indebtedness, (ii) exercise or refrain from exercising any rights against the Tribe, the Authority, any Guarantor or any other person (including the holders), and (iii) apply any sums by whomsoever paid, or howsoever realized to any Senior Indebtedness in such manner as the holder of the Senior Indebtedness may determine.
Section 11.11.    Distribution or Notice to Representative.
Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice given to their Representative.
Upon any payment or distribution of assets of the Authority referred to in this Article 11, the Trustee and the Holders of Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Authority, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 11.
Section 11.12.    Rights of Trustee and Paying Agent.
Notwithstanding the provisions of this Article 11 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee shall have received at its Corporate Trust Office at least five Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Notes to violate this Article 11. Only the Authority or a Representative may give the notice. Nothing in this Article 11 shall impair the claims of, or payments to, the Trustee under or pursuant to Section 7.07 hereof.
The Trustee in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.
Section 11.13.    Authorization to Effect Subordination.
Each Holder of Notes, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 11, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.09 hereof at least 30 days before the expiration of the time to file such claim, the Representatives are hereby authorized to file an appropriate claim for and on behalf of the Holders. No holder of any Senior Indebtedness and no Representative of such holder shall have (i) any duty to file any such proof of claim or proof of debt or (ii) any liability to any Holder if any such proof of claim or proof of debt is for any reason defective.
Section 11.14.    Amendments.
The provisions of this Article 11 shall not be amended or modified without the written consent of the holders of all Senior Indebtedness.
ARTICLE 12

COVENANTS OF THE TRIBE
Section 12.01.    Negative Covenants of the Tribe.
The Tribe shall not, and shall not permit any of its representatives, political subunits or councils, agencies or instrumentalities, directly or indirectly, except as required by federal or state law, to do any of the following:
(a)    increase or impose any tax, fee, charge, assessment or other payment obligation on the Authority or on any patrons of, or any activity at, the Resort other than:
(i)    payments that are due under any agreement in effect on the Issue Date or payments that are not materially adverse to the economic interests of Holders;
(ii)    payments that the Authority has agreed to reimburse each Holder for the economic effect thereof, if any;
(iii)    payments that correspondingly reduce the Restricted Payments otherwise payable to the Tribe;
(iv)    pursuant to the Tribal Tax Code; or
(v)    Government Service Payments;
(b)    subject to the provisions described under 13.01, rescind the Lease or amend the terms of the Lease in any manner that would be materially adverse to the economic interests of Holders or which could reasonably be expected to impair, delay, hinder or interfere with, in any material manner, any right or remedy of the Trustee or any Holder;
(c)    amend the Tribal Gaming Ordinance (or accompanying gaming regulations in effect on the Issue Date, the Compact, the Tribal constitution or the Town Agreement (in each case unless any such amendment is a legitimate effort to ensure that the Authority and the Resort conduct gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Authority or the Resort) to restrict or eliminate the exclusive right of the Authority to conduct gaming operations on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut in a manner that would be materially adverse to the economic interests of Holders or which could reasonably be expected to impair, delay, hinder or interfere with, in any material manner, any right or remedy of the Trustee or any Holder;
(d)    permit or incur any consensual liability of the Tribe (or of any other instrumentality, enterprise or subunit of the Tribe) that is a legal obligation of the Authority or any of its Restricted Subsidiaries or for which assets of the Authority or any of its Restricted Subsidiaries may be bound, other than a liability that the Authority or its Restricted Subsidiaries are permitted or not prohibited from incurring on their own behalf under this Indenture;
(e)    exercise any power of eminent domain or condemnation over the assets of the Authority or any of its Restricted Subsidiaries (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Trustee or the Holders);
(f)    take any other action (including, without limitation, applying the Tribal Gaming Ordinance or gaming regulations in a discriminatory manner against the Holders), enter into any agreement, amend its constitution, the Tribal Gaming Ordinance (or accompanying gaming regulations), the UCC Ordinance, the Compact or the Town Agreement, or enact any ordinance, law, rule or regulation that would have a material adverse effect on the economic interests of the Holders, or which could reasonably be expected to impair, delay, hinder or interfere with, in any material manner, any right or remedy of the Trustee or any Holder;
(g)    other than through the Authority, a Subsidiary of the Authority or a joint venture of the Authority (with any one or more entities that are not Affiliates of the Tribe unless they are Subsidiaries of the Authority), develop, own, operate or manage Northeast Gaming Operations; provided, the Tribe may continue to own its existing interests in Mohegan Gaming and its Subsidiaries which may in turn own, operate and manage casino gaming operations, provided that (A) any future investments in Mohegan Gaming or its Subsidiaries or joint ventures by the Tribe or any agency, instrumentality, political subunit or Subsidiary (other than the Authority and its Subsidiaries) of the Tribe will be made by or through the Authority or a Subsidiary of the Authority and (B) so long as the Tribe holds any equity interest in Mohegan Gaming other than through the Authority, Mohegan Gaming shall not own, operate or manage Northeast Gaming Operations other than projects publicly disclosed as of the Issue Date (including projects in Thompson, New York and Palmer, Massachusetts);
(h)    abrogate or take any action to abrogate the Tribe’s waiver of sovereign immunity and consent to jurisdiction or any waiver of sovereign immunity or consents to jurisdiction provided by the Authority or any Guarantor related to the Indenture;
(i)    knowingly accept or retain a Restricted Payment from the Authority in violation of the Indenture;
(j)    dissolve, liquidate, reorganize or restructure the Authority or any Restricted Subsidiary, other than as permitted under this Indenture, terminate gaming operations conducted by the Authority, or authorize gaming operations (other than class I gaming under IGRA) on its reservation other than through the Authority;
(k)    fail to segregate Tribal assets from assets of the Authority or any Restricted Subsidiary;
(l)    convey into trust with the federal government of the United States any Authority assets other than real property;
(m)    directly or indirectly challenge the validity or legality of any provision of the Indenture in any court or other forum on the basis that such agreement violates or fails to comply with IGRA or such other statutes, laws, ordinances or government rules and regulations applicable to federally-recognized Indian tribes;
(n)    fail to maintain its existence as a federally recognized Indian tribe;
(o)    take any action, pursuant to or within the meaning of Bankruptcy Law, to appoint or consent to the appointment of a custodian, receiver or trustee (or other similar office) of the Authority or for all or substantially all of the property of the Authority;
(p)    take any action to enact any Bankruptcy Law that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Trustee or the Holders provided for in this Indenture or the Notes;
(q)    take any action that impairs necessary access to the lands of the Tribe for purposes of operating the Resort and conducting the business of the Resort;
(r)    adopt, enact, amend or modify any law impairing (as such term is used in Article I, Section 10 of the United States Constitution) any contractual obligation of the Tribe, the Authority or the Guarantors under this Indenture or the Notes other than laws required under applicable state or federal law or reasonably adopted in good faith to ensure that the Principal Business and any Related Business are conducted in a manner consistent with applicable laws to protect the environment or the public health and safety relating to the conduct of the Principal Business or such Related Business;
(s)    initiate or participate in any proceeding to have the interests of the Trustee or any Holder under the Indenture declared invalid or unenforceable on the basis that the Indenture (a) provides any Person with a proprietary interest in any gaming activity in contravention of the requirements under IGRA, including 25 U.S.C. Section 2710(b)(2)(A), or under the Tribe’s Constitution and any tribal law, ordinance or resolution including, without limitation, the Gaming Ordinance, or (b) constitutes, individually or as a whole, a “management contract” or a “management agreement” under IGRA, including 25 U.S.C. Section 2711, and its implementing regulations, or as otherwise provided under the Tribe’s Constitution and any tribal law ordinance or resolution, including, without limitation, the Tribal Gaming Ordinance; or
(t)    except as required by federal or state law, directly or indirectly impose, tax or otherwise make a charge on the Creditor Parties in their capacities as such, the Notes, this Indenture or any payments or deposits to be made thereunder;

provided that, except as set forth in the previous clauses (c) and (g) nothing in the foregoing shall restrict the ability of the Tribe, directly or indirectly, to engage in any business, including a gaming enterprise, outside of the Authority.
Section 12.02.    Affirmative Covenants of the Tribe.
(a)    Any action taken by the Tribe to comply with federal or state law that would otherwise violate Section 12.01 hereof shall be taken only after prior written notice to the Trustee, accompanied with an Officer’s Certificate and Opinion of Counsel that such action is required by federal or state law. To the extent possible under the federal or state law, the Tribe shall give the Trustee at least 30 days prior written notice of any such action.
(b)    In the event that the Tribe or any agency, instrumentality, political subunit or Subsidiary (other than the Authority and its Subsidiaries of the Tribe receives, directly or indirectly, any payment, distribution or transfer from the Authority or any Restricted Subsidiary at a time when such payment, distribution or transfer is prohibited by the terms of this Indenture, such payment shall be held by the Tribe in trust for the benefit of, and shall be paid forthwith over and delivered promptly to the Authority; provided that, if an Event of Default resulting in acceleration of the Notes has occurred and is continuing, such payment shall, , subject to the prior payment in full of all Senior Indebtedness of the Authority, be paid forthwith over and delivered promptly to the Trustee.
(c)    The Tribe agrees that, at all times, the Authority shall have the sole and exclusive right to operate the Resort; provided, the Authority may delegate its right to operate the Resort to one or more employees, agents, independent contractors, managers, operators or other Persons in accordance with the terms of this Indenture, and any such delegation shall not constitute a breach of this clause (c).
Section 12.03.    Additional Agreements and Acknowledgments of the Tribe.
(a)    Any action taken in violation of this Article 12 shall be deemed in contravention of Article XIV (“Non-Impairment of Contracts”) of the Constitution of the Tribe.
(b)    Upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or bankruptcy, insolvency or similar proceedings of the Authority or the Resort, the Holders shall be entitled to receive payment in full in respect of all principal, premium, interest and other amounts owing in respect of the Notes before any payment or any distribution to the Tribe.
ARTICLE 13

MISCELLANEOUS
Section 13.01.    Limitations on Management Activities.
Notwithstanding any provision in this Indenture, none of the Trustee or any Holder (collectively, the “Creditor Parties”) shall engage in any of the following: planning, organizing, directing, coordinating, controlling or managing all or any portion of the Authority’s or any other Tribal Entity’s gaming operations that are regulated by IGRA (collectively, “Management Activities”), including (but not limited

to) with respect to the following:
(a)    the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;
(b)    any employment policies or practices;
(c)    the hours or days of operation;
(d)    any accounting systems or procedures;
(e)    any advertising, promotions or other marketing activities;
(f)    the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;
(g)    the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or
(h)    budgeting, allocating, or conditioning payments of any Tribal Entity’s operating expenses;
provided, however, none of the Creditor Parties will be in violation of the foregoing restriction solely because any of the Creditor Parties exercises any rights that do not require the gaming operation to be subject to any third-party decision-making as to any Management Activities; provided, further, that nothing in this Section 13.01 shall limit any Creditor Party’s right to engage in Management Activities with respect to any Non-Tribal Entity to the extent such rights are granted pursuant to this Indenture and are otherwise consistent with applicable law.
Notwithstanding any right of the Trustee or any Holder or beneficial owner of the Notes contained in this Indenture, the Notes or any requirements or restrictions imposed on the Authority or the Tribe herein, any right, requirement or restriction that “encumbers Indian land” within the meaning of 25 U.S.C. § 81(b) shall not be effective for longer than six years and 364 days except if the document is an agreement or contract described in 25 U.S.C. § 81(c) or bears the approval of the Secretary of the Interior within the meaning of 25 U.S.C. § 81(b).
Section 13.02.    Indenture Controls.
The provisions of the TIA do not apply to the Indenture or the Notes except to the extent expressly incorporated by reference herein, and in the event any of the provisions of the TIA (including, without limitation, those provisions of the TIA that are expressly incorporated by reference herein) conflict with any provision set forth in the Indenture or the Notes, such provision of the Indenture or the Notes, as the case may be, will control.

Section 13.03.    Notices.
Any notice or communication by the Authority, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Authority or any Guarantors:
Mohegan Tribal Gaming Authority
One Mohegan Sun Boulevard
Uncasville, CT 06382
Attention: Chief Executive Officer
With a copy to:
Mohegan Tribal Gaming Authority
One Mohegan Sun Boulevard
Uncasville, CT 06382
Attention: General Counsel
and
Wachtell, Lipton, Rosen& Katz
51 West 52nd Street
New York, NY 10019
Attention: Joshua Feltman, Esq.
If to the Tribe:
The Mohegan Tribe of Indians of Connecticut
One Mohegan Sun Boulevard
Uncasville, CT 06382
Attention: Chair, Tribal Council
With a copy to:
The Mohegan Tribe of Indians of Connecticut
One Mohegan Sun Boulevard
Uncasville, CT 06382
Attention: Attorney General
If to the Trustee:
U.S. Bank National Association
225 Asylum Street, 23rd Floor
Hartford, CT 06103

Attention: Corporate Trust/C. Silva
With a copy to:
Shipman & Goodwin LLP
One Constitution Plaza
Hartford, CT 06103
Attention: William G. Rock
The Authority or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
If the Authority mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
Section 13.04.    [Intentionally Omitted].
Section 13.05.    Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Authority or any Guarantor to the Trustee to take any action under this Indenture, the Authority shall furnish to the Trustee:
(a)    an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.06 hereof) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(b)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.06 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.06.    Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than the certificate contemplated in Section 4.04 of this Indenture) shall include:
(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;
(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
Section 13.07.    [Intentionally Omitted].
Section 13.08.    Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 13.09.    Dispute Resolution and Consent to Suit.
(a)    The Tribe does not consent to the enforcement, levy, or other execution of any judgment for money or other damages against any assets, real or personal, of the Tribe, except that the Tribe, the Authority and each of the Guarantors, as applicable, consent to the enforcement and execution of any judgment, whether obtained as a result of judicial, administrative, or arbitrational proceedings, against any assets of the Authority and the Guarantors and, only as specifically set forth in clause (v) and (vi) below, against certain assets of the Tribe, in each case, to the extent set forth in the remainder of this paragraph. Subject to the foregoing, each of the Tribe, the Authority and the Guarantors expressly and irrevocably waives its sovereign immunity (and any defense based thereon) from unconsented suit, whether such suit be brought in law or in equity, or in administrative proceedings or proceedings in arbitration, to permit the commencement, maintenance, and enforcement of any action, by any person with standing to maintain an action (i) to interpret or enforce the terms of this Indenture or the Notes, (ii) to enforce and execute any judgment resulting therefrom against the Authority and the Guarantors or the assets of the Authority and the Guarantors, (iii) to seek any form of monetary recovery available at law or in equity against the Authority and the Guarantors in the event that, by a final determination of a court of competent jurisdiction, any of the Indenture or the Notes is found void as a management contract not approved by the NIGC pursuant to IGRA, (iv) to specifically enforce the obligations of the Tribe hereunder, (v) to compel the Tribe to return any payment made to the Tribe in violation of this Indenture as described in Section 12.02(b) hereof, (vi) subject to the final paragraph of this Section 13.09(a), to enforce and execute against only the Eligible Assets of the Tribe any judgment in respect only of direct damages resulting from any breach by the Tribe of any of its obligations under Section 12.01(a), (b), (c),

(h), (i), (j), (k), (m) and (p), Section 12.02(c) and Section 12.03(b) of this Indenture (the “Limited Recourse Covenants”), or (vii) subject to the final paragraph of this Section 13.09(a), otherwise arising out of or related to this Indenture or the Notes. Without limiting the generality of the foregoing, the Tribe, the Authority and the Guarantors waive their immunity from unconsented suit to permit the maintenance of the following actions in respect of the Notes or this Indenture:
(i)    Courts. The Tribe, the Authority and the Guarantors each waive their immunity from unconsented suit to permit any court of competent jurisdiction to (i) enforce and interpret the terms of this Indenture and the Notes, and award and enforce the award of damages against the Authority or the Guarantors owing as a consequence of a breach thereof, whether such award is the product of litigation, administrative proceedings, or arbitration; (ii) obtain and enforce any monetary recovery pursuant to clause (iii) of the preceding paragraph; (iii) determine whether any consent or approval of the Tribe, the Authority or the Guarantors has been improperly granted or unreasonably withheld; (iv) enforce any judgment prohibiting the Tribe, the Authority or the Guarantors from taking any action, or mandating or obligating the Tribe, the Authority or the Guarantors to take any action, including a judgment compelling the Tribe, the Authority or the Guarantors to submit to binding arbitration pursuant to subsection (c) below; and (v) adjudicate any claim under the Indian Civil Rights Act of 1968, 25 U.S.C. § 1301 et seq. (or any successor statute) or Article XIV of the Mohegan Constitution.
(ii)    Arbitration. The Tribe, the Authority and the Guarantors each waive their immunity from unconsented suit to permit arbitrators, appointed and acting under the commercial arbitration rules of the American Arbitration Association, whenever and to the extent any agreement to submit a matter to arbitration is made by the Tribe, the Authority or the Guarantors, to (i) enforce and interpret the terms of this Indenture and the Notes, to adjudicate any other dispute with the Authority or the Guarantors (but not the Tribe) arising out of or related to the Indenture and the Notes (but subject to the final paragraph of this Section 13.09(a)) and to award and enforce the award of any damages owing as a consequence thereof; (ii) determine whether any consent or approval of the Tribe, the Authority or the Guarantors has been unreasonably withheld; and (iii) enforce any judgment prohibiting the Tribe, the Authority or the Guarantors from taking any action, or mandating or obligating the Tribe, the Authority or the Guarantors to take any action, including a judgment compelling the Tribe, the Authority or the Guarantors to submit to binding arbitration. The Tribe, the Authority and the Guarantors hereby agree that if neither the state or federal courts specified in Section 13.09(b) hereof can or is willing to hear a dispute submitted to it in accordance with the first paragraph of this Section 13.09(a) and subsection (i) of this Section 13.09(a), then any proper party to such dispute may request binding arbitration of such dispute pursuant to this subsection (b). The dispute shall be settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.
Notwithstanding the foregoing, (A) Any action against the Tribe for a breach by the Tribe of the Limited Recourse Covenants pursuant to Section 13.09 (a)(vi) above must be commenced within three years after the occurrence of the facts that are the primary basis of the action or, if later, three years from the date those facts reasonably should have been discovered by the party bringing the action; and (B) the waiver of sovereign immunity set forth in Section 13.09 (a)(vii) above:
(i)    is limited to suit against the Authority and its Subsidiaries and excludes actions against the Tribe;
(ii)    shall not extend to any action (sounding in tort, fraudulent conveyance, for injunctive relief, or otherwise) against the Authority or any Subsidiary in respect of a distribution or payment by the Authority or any Subsidiary to the Tribe or any Affiliate thereof that is not prohibited by the terms of this Indenture;
(iii)    does not extend to claims under federal or state securities law; and
(iv)    shall not extend to claims for punitive or consequential damages.
(b)    Consent to Jurisdiction. Each of the Tribe, the Authority and the Guarantors hereby consents to the jurisdiction over any suit or other action in respect of the Notes or this Indenture by (i) any United States District Court in the City and County of New York, any state court in the City and County of New York, and any Federal or state courts having appellate jurisdiction thereof (the “New York Courts”), and (ii) in the event that the New York Courts lack or decline jurisdiction, the United States District Court of Connecticut, any state courts of the State of Connecticut and any Federal or state courts having appellate jurisdiction thereof. Each of the Tribe, the Authority and the Guarantors agrees that a final judgment in any action brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. Each of the Tribe, the Authority and the Guarantors irrevocably and expressly waives, to the fullest extent permitted by applicable Law, (i) any objection that it may now or hereafter have to the laying of venue to any action in any such court and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Tribal Exhaustion/Tribal Court Actions. Each of the Tribe, the Authority and the Guarantors irrevocably and expressly waives, to the fullest extent permitted by applicable Law, (i) its right to have any suit or other action arising out of or relating to the Notes or this Indenture heard in any court or other forum of the Tribe, including the Mohegan Gaming Disputes Court, and (ii) any requirement for exhaustion of remedies available in any court or other forum of the Tribe, including the Mohegan Gaming Disputes Court, prior to the commencement of any suit, action or proceeding in any state or Federal court. In any event, no such action may be brought in any court or other forum of the Tribe, including the Mohegan Gaming Disputes Court, without the prior written consent of the Trustee; provided, however, that the preceding clause shall not be construed to prohibit any action in any such forum which is a legitimate effort to ensure that the gaming operations of the Authority and the Resort are conducted in compliance with applicable laws, rules and regulations or to protect the environment, the public health and safety, or the integrity of the Authority or the Resort and not for the purpose of delaying or hindering the repayment of the notes.
(d)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE NOTES OR THIS INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE NOTES AND THIS INDENTURE BY, AMONG OTHER THINGS, THE MUTUAL WAIVER OF JURY TRIAL SET FORTH IN THIS SECTION.

(e)    Service of Process. In any action or proceeding as to which the Authority or any Guarantors has waived its sovereign immunity as set forth in this Section 13.07, the Authority and the Guarantors consent and agree that process against any of them shall be effective if served by sending the process by registered or certified mail to the Chairman of the Management Board of the Authority, with a copy to the General Counsel of the Authority and a copy to the Attorney General of the Tribe, all at the address set forth in Section 13.03. In any action or proceeding as to which the Tribe has waived its sovereign immunity as set forth in this Section 13.09, the Tribe consents and agrees that process against it shall be effective if served by sending the process by registered or certified mail to the Chairman of the Tribe, with a copy to the Attorney General of the Tribe, at the address set forth in Section 13.03. Nothing in the Credit Documents will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 13.10.	No Personal Liability of Directors, Officers, Employees and Stockholders.
Neither the Tribe nor any director, officer, office holder, employee, agent, representative or member of the Authority or the Tribe or holder of an Ownership Interest of the Authority, any Guarantor or the Tribe, as such, shall have any liability for, nor be subject to suit in respect of, any obligations of the Authority or any Guarantor under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Section 13.11.    Governing Law.
THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
Section 13.12.    No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Authority or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 13.13.    Successors.
All agreements of the Authority in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors.
Section 13.14.    Severability.
In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.15.    Counterpart Originals.
The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 13.16.    Table of Contents, Headings, etc.
The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
[Signatures on following page]

SIGNATURES
Accepted and Agreed to as of the date above written:
MOHEGAN TRIBAL GAMING AUTHORITY

By:	/S/ MITCHELL GROSSINGER ETESS Name: Mitchell Grossinger Etess Title: Chief Executive Officer
MOHEGAN BASKETBALL CLUB LLC

By:	/S/ MITCHELL GROSSINGER ETESS Name: Mitchell Grossinger Etess Title: President
MOHEGAN COMMERCIAL VENTURES PA, LLC

By:	/S/ MITCHELL GROSSINGER ETESS Name: Mitchell Grossinger Etess Title: Manager
DOWNS RACING, L.P.
By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/S/ MITCHELL GROSSINGER ETESS Name: Mitchell Grossinger Etess Title: Manager
BACKSIDE, L.P.
By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/S/ MITCHELL GROSSINGER ETESS Name: Mitchell Grossinger Etess Title: Manager

MILL CREEK LAND, L.P.
By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/S/ MITCHELL GROSSINGER ETESS Name: Mitchell Grossinger Etess Title: Manager
NORTHEAST CONCESSIONS, L.P.
By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/S/ MITCHELL GROSSINGER ETESS Name: Mitchell Grossinger Etess Title: Manager
MOHEGAN VENTURES-NORTHWEST, LLC

By:	/S/ MITCHELL GROSSINGER ETESS Name: Mitchell Grossinger Etess Title: President
MOHEGAN GOLF, LLC

By:	/S/ MITCHELL GROSSINGER ETESS Name: Mitchell Grossinger Etess Title: President
MOHEGAN VENTURES WISCONSIN, LLC

By:	/S/ MITCHELL GROSSINGER ETESS Name: Mitchell Grossinger Etess Title: Chief Executive Officer

WISCONSIN TRIBAL GAMING, LLC

By:	/S/ MITCHELL GROSSINGER ETESS Name: Mitchell Grossinger Etess Title: Manager
MTGA GAMING, LLC

By:	/S/ MITCHELL GROSSINGER ETESS Name: Mitchell Grossinger Etess Title: President

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT
(solely with respect to its obligations under Article 12 and Section 13.07 hereof)

By:	/S/ BRUCE S. BOZSUM Name: Bruce S. Bozsum Title: Chairman
U.S. BANK NATIONAL ASSOCIATION,
As Trustee

By:	/S/ CAUNA M. SILVA Name: Cauna M. Silva Title: Vice President